================================================================================
                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                              (Amendment No. _____)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]


Check the appropriate box:

    [X]     Preliminary Proxy Statement
    [ ]     Confidential, for Use of the Commission Only (as permitted by Rule
            14a-6(e)(2))
    [ ]     Definitive Proxy Statement
    [ ]     Definitive Additional Materials
    [ ]     Soliciting Material Pursuant to ss.240.14a-12

                             WESTPOINT STEVENS INC.
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)



Payment of Filing Fee (Check the appropriate box):


[ ]        No fee required.

[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

           1) Title of each class of securities to which transaction applies:

                      Common Stock, $.01 par value per share

           2) Aggregate number of securities to which transaction applies:

                      28,967,464 shares of outstanding common stock (excluding 20,381,934 shares that will continue to be outstanding following the recapitalization) plus options for 1,955,128 shares of common stock that will be canceled.

           3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                      The price is $22.00 per share of common stock. The proposed maximum aggregate value of the transaction is $649,202,677, which is the sum of (1) the product of 28,967,464 shares of outstanding common stock (excluding

NY2:\903530\04\80765.0025

                      20,381,934 shares that will continue to be outstanding following the recapitalization) and $22.00 per share, plus
                      (2) $11,918,469 to be paid in respect of the cancellation of options for 1,955,128 shares of common stock (calculated as the aggregate amount of the excess, if any, of $22.00 over the exercise price specified in each option). The filing fee equals 1/50 of 1% of the maximum aggregate value of the transaction.

           4)         Proposed maximum aggregate value of transaction:

                                  $649,202,677

           5)         Total fee paid:

                                    $129,841

      [ ] Fee paid previously with preliminary materials:

      [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           1)         Amount Previously Paid:

                                 N/A

           2)         Form, Schedule or Registration Statement No.:

                                 N/A

           3)         Filing Party:

                                 N/A

           4)         Date Filed:

                                 N/A

                        [COMPANY LOGO]WESTPOINT STEVENS
                              507 WEST TENTH STREET
                            WEST POINT, GEORGIA 31833
                                 (706) 645-4000

                                                                __________, 2000

Dear Stockholder:

           You are cordially invited to attend a special meeting of stockholders (referred to as the "special meeting") of WestPoint Stevens Inc. (referred to as "WestPoint") to be held on _______________, 2000, at 10:00 a.m. local time, at WestPoint's New York offices, 1185 Avenue of the Americas (13th Floor), New York, New York 10036.

           The purpose of the special meeting is to consider and vote upon a proposal to approve and adopt the Plan of Recapitalization, dated as of March 24, 2000 (referred to as the "recapitalization plan"), including two amendments to WestPoint's certificate of incorporation. If the recapitalization plan is approved by the stockholders and subsequently completed, each share of WestPoint common stock outstanding immediately before the effective time of the recapitalization and held by all the stockholders other than the exchanging stockholders (referred to as the "public stockholders") will be reclassified, and each reclassified share will then be immediately redeemed for $22.00 in cash. Shares of common stock held by specified stockholders, including me, the President, the Chief Financial Officer and some other members of management and other stockholders and their affiliates (referred to as "exchanging stockholders"), will be exchanged for shares of a series of preferred stock prior to the effective time of the recapitalization, which in turn will be reclassified into common stock at the effective time of the recapitalization. In addition, there will be payments for specified options, as described in the proxy statement.

           If the recapitalization is completed, WestPoint will become a privately-owned company and the exchanging stockholders and the purchasers of new common and preferred stock and their affiliates will own collectively all of the voting stock of WestPoint. I, together with my affiliates, will continue to beneficially own approximately 35% of the voting stock of WestPoint.

           Before WestPoint can complete this recapitalization plan, Delaware law requires that the holders of a majority of the outstanding shares of common stock approve and adopt the recapitalization plan. Further, the recapitalization plan, as negotiated by the board of directors, requires that at least 60% of the outstanding shares of common stock held by the public stockholders, voting in person or by proxy at the special meeting, approve and adopt the recapitalization plan. I, together with my affiliates, have agreed to vote our shares in favor of the recapitalization plan. If the recapitalization plan and the transactions it contemplates are approved and adopted by WestPoint's stockholders, and all other conditions to the recapitalization are satisfied or waived, WestPoint anticipates that the closing of the recapitalization will occur as quickly as possible after stockholder approval.

           After careful consideration, the board of directors of WestPoint (other than Thomas J. Ward, a Director and President and Chief Operating Officer of WestPoint, and me, who did not participate in the deliberations or vote on the recapitalization plan in light of our conflicts of interest as exchanging stockholders) has unanimously approved the recapitalization plan as being advisable, fair to and in the best interests of WestPoint and its public stockholders. Therefore, the board of directors recommends that you vote FOR approval and adoption of the recapitalization plan at the special meeting. The approval and recommendation of the board of directors were based on a number of factors described in the proxy statement, including the opinions of Merrill Lynch & Co. and Banc of America Securities LLC to the effect that, as of the date of the opinions and based on and subject to the matters described in the respective opinions, the consideration to be received in the recapitalization by the public stockholders was fair from a financial point of view to those holders.

           The attached proxy statement provides you with detailed information about the proposed recapitalization plan. You can also get information about WestPoint from documents that have been filed with the Securities and Exchange Commission. We urge you to read this entire proxy statement carefully. The recapitalization plan is an important matter for WestPoint and its stockholders. Whether or not you plan to attend the special meeting, I urge you to vote by completing, dating, signing and promptly returning the enclosed proxy card to ensure that your shares will be voted at the special meeting.

                                             Very truly yours,



                                             Holcombe T. Green, Jr.
                                             Chairman of the Board and Chief
                                             Executive Officer

                         [COMPANY LOGO]WESTPOINT STEVENS
                              --------------------

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON ___________, 2000

                              --------------------

To the Stockholders
  of WestPoint Stevens Inc.:

           A special meeting of stockholders (referred to as the "special meeting") of WestPoint Stevens Inc. (referred to as "WestPoint") will be held on ___________, 2000, at 10:00 a.m. local time, at WestPoint's New York offices, 1185 Avenue of the Americas (13th Floor), New York, New York 10036, for the following purposes:

           o To consider and vote upon a proposal to approve and adopt the Plan of Recapitalization, dated as of March 24, 2000 (referred to as the "recapitalization plan"), including two amendments to WestPoint's certificate of incorporation under which each share of WestPoint common stock outstanding immediately before the effective time of the recapitalization and held by all stockholders other than the exchanging stockholders (referred to as the "public stockholders") will be reclassified into one share of series B participating preferred stock, and each reclassified share will then be redeemed immediately by WestPoint for $22.00 in cash. Shares of common stock held by specified stockholders, including the Chief Executive Officer, the President, the Chief Financial Officer and some other members of management of WestPoint and other stockholders and their affiliates (referred to as the "exchanging stockholders"), will be exchanged prior to the effective time of the recapitalization for series A participating preferred stock, which will then be reclassified into common stock at the effective time of the recapitalization. A copy of the recapitalization plan is included in the attached proxy statement as Annex A; and

           o to transact any other business as may properly come before the special meeting or any adjournments or postponements thereof.

           Only stockholders of record as of the close of business on _______________, 2000, will be entitled to notice of and to vote at the special meeting. Approval and adoption of the recapitalization plan requires the affirmative vote of the holders of a majority of the outstanding common stock and 60% of the public stockholders voting in person or by proxy at the special meeting.


                                         By Order of the Board of Directors,




                                         -----------------------------------
                                         Christopher N. Zodrow
                                         Vice President and Secretary
West Point, Georgia
_________________, 2000

                             YOUR VOTE IS IMPORTANT

           YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOU MAY REVOKE YOUR PROXY BY FILING WITH WESTPOINT'S SECRETARY A WRITTEN REVOCATION OR A PROXY BEARING A LATER DATE AT ANY TIME BEFORE IT IS VOTED, OR BY VOTING IN PERSON AT THE SPECIAL MEETING. PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME. IF THE RECAPITALIZATION IS APPROVED AND SUBSEQUENTLY COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE PROCEDURES TO SURRENDER YOUR EXISTING CERTIFICATES EVIDENCING COMMON STOCK OF WESTPOINT.

                         [COMPANY LOGO]WESTPOINT STEVENS
                              --------------------

                              507 WEST TENTH STREET
                            WEST POINT, GEORGIA 31833
                                 (706) 645-4000

                                 PROXY STATEMENT
                                ___________, 2000

           WestPoint has sent this proxy statement and accompanying proxy card to stockholders in connection with the special meeting for the purpose of considering and voting upon the approval and adoption of the Plan of Recapitalization, dated as of March 24, 2000 (referred to as the "recapitalization plan") that, if approved and subsequently completed, will result in shares of common stock held by all stockholders other than the exchanging stockholders (referred to as the "public stockholders") being reclassified into an equal number of shares of series B participating preferred stock, which will be immediately redeemed by WestPoint for $22.00 in cash per share, without interest. In addition, shares of common stock held by specified stockholders, including the Chief Executive Officer, the President, the Chief Financial Officer and some other members of management and other specified stockholders and their affiliates (referred to as the "exchanging stockholders"), will be exchanged prior to the effective time of the recapitalization for series A participating preferred stock, which will then be reclassified into common stock at the effective time of the recapitalization. These stockholders, referred to as exchanging stockholders, are identified in Annex C to this proxy statement. In addition, there will be cash payments for specified options, as described in this proxy statement.

           This proxy statement was first mailed to stockholders on ____________, 2000.

           NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION, OR PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND A CRIMINAL OFFENSE.

                               SUMMARY TERM SHEET

           These are some of the most important terms and effects of the proposed recapitalization, if completed:

           o Shares of common stock held by the public stockholders will be reclassified into shares of series B participating preferred stock. Following the reclassification, WestPoint will immediately redeem all outstanding shares of series B participating preferred stock for $22.00 in cash per share, without interest. This means that you will be entitled to receive $22.00 in cash for each share of common stock you hold. Since this is a "going-private" transaction, you will no longer own any interest in WestPoint and will not be able to participate in any future earnings or growth of WestPoint if the recapitalization is completed. Also, WestPoint's common stock will no longer be listed on the New York Stock Exchange. See "The Recapitalization - Important Effects of the Recapitalization" and "Specified Provisions of the Recapitalization Plan - The Recapitalization."

           o The exchanging stockholders, who include some of our officers and directors and their affiliates and who have interests that may be different from yours, will exchange their shares of common stock for shares of series A participating preferred stock before the reclassification. Shares of series A participating preferred stock will in turn be reclassified into shares of common stock. As a result, the exchanging stockholders will participate in our future earnings and growth. See "Special Factors - Interests of Specified Persons" and "The Recapitalization
                      - Important Effects of the Recapitalization."

           o The recapitalization will be effected by filing two amendments to WestPoint's certificate of incorporation. The first amendment will provide for the authorization of preferred stock, including the series A participating preferred stock and the series B participating preferred stock. Immediately after the filing of the first amendment, the exchanging stockholders will exchange their common stock for series A participating preferred stock. Immediately after that exchange, the second amendment will reclassify the capital stock then outstanding, as described above. See "Specified Provisions of the Recapitalization Plan - The Recapitalization."

           o The recapitalization plan contains conditions that must be met before the recapitalization can be completed, including obtaining stockholder approval and receipt of sufficient financing and all required governmental consents. See "Specified Provisions of the Recapitalization Plan - Conditions to the Consummation of the Recapitalization."

           o Contemporaneously with the closing of the recapitalization, occurring immediately prior to the redemption of the series B participating preferred stock, WestPoint will enter into new senior credit facilities, and issue and sell shares of common stock and shares of new series of preferred stock to new investors. The new investors are comprised of a number of banks which are lenders as to the new senior credit facilities, or their affiliates and two or more private investment firms.

                      Pursuant to the recapitalization, the exchanging stockholders and certain institutions that will purchase shares of our common and preferred stock will own collectively all of our equity after the recapitalization. No investor or group will be or become, at the time of the consummation of the recapitalization, a beneficial owner, directly or indirectly, of more than 50% of the total voting stock of WestPoint. See "The Recapitalization - Recapitalization Financing" and "Special Factors - Purpose and Reasons for the Recapitalization."

           o The transaction will be accounted for as a recapitalization, so the historical basis of WestPoint's assets and liabilities will not be affected. See "The Recapitalization - Accounting Treatment of the Recapitalization."

           o Your receipt of series B participating preferred stock and subsequently cash will be a taxable event for federal income tax purposes. See "The Recapitalization - Material Federal Income Tax Consequences."

           o Prior to the recapitalization, unvested options will vest and become immediately exercisable. Options, other than options held by an exchanging stockholder, which remain unexercised at the effective time of the recapitalization, will be canceled and the holders will receive an amount in cash equal to the excess, if any, of $22.00 over the exercise price per share under each option. Options held by the exchanging stockholders which are not exercised prior to the recapitalization will remain outstanding if the exercise price is less than $22.00. All options with exercise prices of $22.00 or more will be cancelled at the effective time of the recapitalization. Shares of common stock earned but unvested under WestPoint's Key Employee Stock Bonus Plan or other equity awards under any other compensation plan or arrangement of WestPoint or other agreement will become vested prior to the recapitalization. See "Specified Provisions of the Recapitalization Plan - Options and Stock Awards."

           o The holders of a majority of the outstanding shares of common stock must vote for approval and adoption of the recapitalization plan. Holcombe T. Green, Jr., our Chief Executive Officer and Chairman of our board, and his affiliates, who hold about 36% of our shares, have agreed to vote in favor of the recapitalization plan. We have been advised by Thomas J. Ward, our President and Chief Operating Officer and a member of our board, and other executive officers, who are exchanging stockholders and who collectively hold an aggregate of 0.35% of our shares, that they intend to vote in favor of the recapitalization plan. It is important to note, however, that at least 60% of the shares of common stock held by the public stockholders voting in person or by proxy at the special meeting must vote for the approval and adoption of the recapitalization plan. Thus, if you are opposed to the recapitalization plan you should cast a vote "AGAINST" the recapitalization plan. See "Specified Provisions of the Recapitalization Plan - Conditions to the Consummation of the Recapitalization" and "The Special Meeting."

           o The recapitalization has been considered by the five members of WestPoint's board of directors, each of whom is an independent director and is not an exchanging stockholder. The two directors who are exchanging stockholders did not participate in the deliberations of the board concerning the recapitalization. See "Special Factors - Background of the Recapitalization."

           o The board of directors negotiated the cash payment to be received by the public stockholders as well as the principal terms of the recapitalization plan with certain exchanging stockholders, principally Mr. Green. The board of directors has unanimously approved and adopted the recapitalization plan. The board of directors voted unanimously to recommend that you vote "FOR" approval and adoption of the recapitalization plan. See "Special Factors - Background of the Recapitalization" and "The Special Meeting - Recommendation of the Board of Directors."

           o Two financial advisors assisted the board of directors in considering the recapitalization plan and provided their written opinions that as of the date of, and based on and subject to the matters described in, their respective opinions, the consideration to be received in the recapitalization by the public stockholders was fair from a financial point of view to those holders. See "Special Factors - Opinions of Merrill Lynch and Banc of America Securities" and Annexes B-1 and B-2.

           o You do not have appraisal rights under Delaware law in connection with the recapitalization. Therefore, if the recapitalization plan is approved by the stockholders and completed, you may be forced to accept the $22.00 per share recapitalization consideration even if you believe the amount is insufficient. See "The Recapitalization - Appraisal Rights."

           o To vote your shares, you should fill out, date and sign the enclosed proxy card and send it to WestPoint in the enclosed return envelope. If your shares are held in "street name" by your broker, you should contact your broker for voting instructions. If you wish to change your vote after sending in the proxy card, you may send a notice to WestPoint, send in a later-dated proxy card, or attend the special meeting and vote in person. Do not send any stock certificates at this time. See "The Special Meeting - Voting and Revocation of Proxies" and "-Record Date; Stock Entitled to Vote; Quorum."

           o If a proxy is signed and returned without indicating any voting instructions, shares represented by that proxy will be voted for the proposal to approve and adopt the recapitalization plan. See "The Special Meeting - Voting and Revocation of Proxies."

           This summary does not contain all the information that you should consider before voting on the proposed recapitalization. You should read the entire proxy statement, its annexes and any other documents incorporated by reference before voting on the proposed recapitalization.

                QUESTIONS AND ANSWERS ABOUT THE RECAPITALIZATION

Q:         Why is WestPoint proposing the recapitalization?

A: The board of directors believes that the proposed recapitalization is in the best interests of the public stockholders in light of the value to be paid to the public stockholders and, after consideration of all other alternatives, recommends that you approve and adopt the recapitalization plan. However, the board of directors makes no recommendation as to the exchanging stockholders.

Q: What will public stockholders receive for each share of common stock in the recapitalization?

A: Each share of common stock you hold immediately before the effective time of the recapitalization will be reclassified into one share of series B participating preferred stock, which will be redeemed for $22.00 in cash per share, without interest.

Q: If the recapitalization is approved, how will I be treated under federal tax laws?

A: WestPoint expects that you will recognize a gain or loss in the amount equal to the difference between $22.00 per share and the tax basis of your shares of common stock. There may be other material federal income tax consequences, which are discussed in more detail in this proxy statement.

Q: Which current stockholders will hold shares of common stock after the recapitalization is completed?

A: The Chief Executive Officer and Chairman of WestPoint, the President and Chief Operating Officer, the Chief Financial Officer, as well as some other members of management and some other existing stockholders and their affiliates, have agreed to retain their equity investment in WestPoint. These exchanging stockholders are listed in Annex C to this proxy statement. The exchanging stockholders will exchange their shares of common stock for shares of series A participating preferred stock prior to the recapitalization. These shares of series A participating preferred stock will be reclassified back into common stock at the effective time of the recapitalization.

Q:         Can I choose to be an exchanging stockholder?

A: No, the exchanging stockholders are limited to those stockholders identified in Annex C to this proxy statement.

Q:         How many shares need to vote in favor of the recapitalization plan?

A: Delaware law requires the affirmative vote of the holders of a majority of the outstanding shares of common stock to approve and adopt the recapitalization plan. Additionally, under the recapitalization plan, the affirmative vote of at least 60% of the outstanding common stock held by public stockholders voting at the meeting in person or by proxy is required to approve and adopt the recapitalization plan. Thus, if 40% plus one of those public stockholders voting vote against the recapitalization plan, it will be defeated. As a result, if you are opposed to the recapitalization plan, it is important that you cast a vote against the recapitalization plan.

Q: How many shares have already been committed to vote in favor of the recapitalization plan?

A: Mr. Green and his affiliates, who hold about 36% of WestPoint's outstanding common stock, have agreed to vote in favor of the recapitalization plan. While there are no other commitments by any person to vote in favor of the recapitalization plan, Thomas J. Ward and other executive officers, who own about 0.35% of WestPoint's outstanding common stock, have advised WestPoint that they intend to vote for the approval and adoption of the recapitalization plan.

Q: Will the shares of WestPoint be listed on the New York Stock Exchange after the consummation of the recapitalization?

A: No. Once the recapitalization is completed, WestPoint common stock will no longer be listed on the NYSE. In addition, WestPoint's registration of the common stock under the Securities Exchange Act of 1934 will be terminated. After this registration is terminated, WestPoint will no longer be required to file periodic reports with the Securities and Exchange Commission.

Q: Do any insiders have material interests in the recapitalization that are different from mine?

A: Yes. Most of the executive officers of WestPoint are exchanging stockholders. Two of those officers are also directors. They will maintain their equity interests in WestPoint, including their options.

Q: Did the board of directors receive the opinion of any financial advisors?

A: Yes. In deciding to approve the recapitalization plan, the board of directors considered the opinions, each dated March 24, 2000, of Merrill Lynch & Co. and Banc of America Securities LLC. These opinions state that, as of the date of the opinions and based on and subject to the matters described in the respective opinions, the consideration to be received in the recapitalization by the public stockholders was fair from a financial point of view to those holders. The written opinions of Merrill Lynch and Banc of America Securities have each been confirmed in opinions dated the date of this proxy statement and attached as Annexes B-1 and B-2 to this proxy statement. You should read the opinions and this proxy statement carefully and in their entirety to understand the assumptions made, matters considered and limitations of the review undertaken by the financial advisors in providing their opinions.

Q:         What are the disadvantages to me of the recapitalization?

A: The public stockholders will no longer benefit from any profit or increases in the value of WestPoint, but, on the other hand, will no longer bear the risk of any decreases in the value of WestPoint.

Q:         Do I have appraisal rights?

A: No. If the recapitalization plan is approved by the stockholders and is completed, you may be forced to accept the $22.00 per share recapitalization consideration even if you believe that amount is insufficient.

Q:         What do I need to do now?

A: After carefully reading and considering the information contained in this proxy statement, please fill out, date and sign your proxy card and then mail it in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting. Do not send any stock certificates at this time.

Q:         Who can vote on the recapitalization plan?

A: All stockholders of record as of the close of business on ______________, 2000 will be entitled to notice of, and to vote at, the special meeting to approve the recapitalization plan and the transactions contemplated by the recapitalization plan.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will not be able to vote your shares without instructions from you. You should follow the directions provided by your broker to vote your shares.

Q:         How do I change my vote after I have mailed my signed proxy card?

A: You may change your vote in three ways. First, you may send a written notice stating that you would like to revoke your proxy to the Secretary of WestPoint. You may also complete and submit a new, later-dated proxy card to the Secretary of WestPoint. Finally, you may attend the special meeting and vote in person.

Q:         Should I send in my stock certificates now?

A: No. After the recapitalization is completed, the public stockholders will receive written instructions for exchanging their stock certificates for cash.

Q:         When do you expect the recapitalization to be completed?

A: We are working toward completing the recapitalization as quickly as possible after the special meeting. We hope to complete the recapitalization as quickly as possible following receipt of your approval.

Q:         What other matters will be voted on at the special meeting?

A:         No other matters are expected to be voted on at the special meeting.

Q:         Who  can help answer my questions?

A: If you have more questions about the recapitalization, you should contact:

                  WestPoint Stevens Inc.
                  507 West Tenth Street
                  West Point, Georgia  31833
                  (706) 645-4000
                  Attn: Christopher N. Zodrow
                        Vice President and Secretary


                                TABLE OF CONTENTS

                                                                                                                          PAGE

Summary Term Sheet......................................................................................................... i

Questions and Answers About the Recapitalization........................................................................... iv

Table of Contents.......................................................................................................... viii

A Warning About Forward-Looking Statements................................................................................. 1

Summary ................................................................................................................... 3
    WestPoint.............................................................................................................. 3
    The Special Meeting.................................................................................................... 3
    The Recapitalization; Effective Time of the Recapitalization; Recapitalization Consideration........................... 3
    Recommendation of the Board of Directors............................................................................... 4
    Purpose and Reasons for the Recapitalization........................................................................... 4
    Opinions of Merrill Lynch and Banc of America Securities............................................................... 5
    Interests of Specified Persons in the Recapitalization................................................................. 5
    Important Effects of the Recapitalizaton............................................................................... 5
    Recapitalization Financing............................................................................................. 6
    Conditions to the Consummation of the Recapitalization................................................................. 6
    Termination; Amendments................................................................................................ 6
    Our Plans After the Recapitalization; Conduct of Our Business if the Recapitalization is Not Consummated............... 6
    Appraisal Rights....................................................................................................... 7
    Material Federal Income Tax Consequences............................................................................... 7

Selected Financial Data.................................................................................................... 8

Special Factors............................................................................................................ 11
    Background of the Recapitalization..................................................................................... 11
    Opinions of Merrill Lynch and Banc of America Securities............................................................... 15
        Opinion of Merrill Lynch........................................................................................... 15
             Volume Trading Analysis....................................................................................... 17
             Discounted Cash Flow Analysis................................................................................. 17
             Selected Publicly Traded Comparable Companies Analysis........................................................ 18
             Selected Acquisitions Transaction Analysis.................................................................... 20
             LBO Analysis.................................................................................................. 20
             Fee Arrangement............................................................................................... 21
        Opinion of Banc of America Securities.............................................................................. 22
             Comparison with Selected Publicly Traded Companies............................................................ 23
             Analysis of Selected Acquisitions............................................................................. 24
             Discounted Cash Flow Analysis................................................................................. 25
             Leveraged Buyout Analysis..................................................................................... 25
    Purpose and Reasons for the Recapitalization........................................................................... 27
        Lack of Viable Alternatives to the Recapitalization Plan........................................................... 27
        Common Stock Price and the Recapitalization Consideration Premium.................................................. 28
        Historical and Projected Financial Performance and Related Risks and Uncertainties................................. 28
        Arms-Length Negotiations........................................................................................... 29
        Terms of the Recapitalization Plan................................................................................. 29


                                      viii

                                TABLE OF CONTENTS
                                   (CONTINUED)
                                                                                                                           PAGE

        Fairness Opinions.................................................................................................. 29
        Recent Transactions................................................................................................ 30
        Receipt of Debt and Equity Commitment Letters...................................................................... 30
        Regulatory Approvals............................................................................................... 30
        Conflicts of Interest.............................................................................................. 30
        Exchanging Stockholders............................................................................................ 30
        Other.............................................................................................................. 30
    Recommendations as to the Recapitalization............................................................................. 31
    Interests of Specified Persons......................................................................................... 31
    Plans for WestPoint After the Recapitalization; Conduct of WestPoint's Business if the Recapitalization is Not
        Consummated........................................................................................................ 33

Market Prices for Common Stock............................................................................................. 33

The Special Meeting........................................................................................................ 34
    Matters To Be Considered............................................................................................... 34
    Required Votes......................................................................................................... 34
    Voting and Revocation of Proxies....................................................................................... 34
    Record Date; Stock Entitled To Vote; Quorum............................................................................ 35
    Solicitation of Proxies................................................................................................ 35
    Recommendation of the Board of Directors............................................................................... 36

The Recapitalization....................................................................................................... 36
    Important Effects of the Recapitalization.............................................................................. 36
    Recapitalization Financing............................................................................................. 37
        General............................................................................................................ 37
        Senior Credit Facilities........................................................................................... 37
        Equity Financing - New Issuance of Preferred Stock and Common Stock................................................ 38
        Sources and Uses of Funds.......................................................................................... 38
    Accounting Treatment of the Recapitalization........................................................................... 39
    Governmental and Regulatory Approvals.................................................................................. 40
    Material Federal Income Tax Consequences............................................................................... 40
    Appraisal Rights....................................................................................................... 42

Specified Provisions Of The Recapitalization Plan.......................................................................... 43
    The Recapitalization................................................................................................... 43
    Options and Stock Awards............................................................................................... 43
    Surrender and Payment of Certificates for Cash......................................................................... 44
    Conditions to the Consummation of the Recapitalization................................................................. 45
    Termination............................................................................................................ 47
    Amendment and Waiver................................................................................................... 47

Additional Information Regarding WestPoint................................................................................. 47
    WestPoint.............................................................................................................. 47
    Share Repurchase Program............................................................................................... 48
    Management and Additional Information.................................................................................. 48

Purchase Of Shares......................................................................................................... 48

Pending Litigation Regarding the Recapitalization.......................................................................... 49


                                       ix

                                TABLE OF CONTENTS
                                   (CONTINUED)
                                                                                                                           PAGE

Security Ownership Of Specified  Beneficial Owners And Management.......................................................... 50

Where You Can Find More Information........................................................................................ 52

Independent Public Accountants............................................................................................. 53

Stockholder Proposals...................................................................................................... 53

Other Matters.............................................................................................................. 53

Annex A ................................................................................................................... A-1

Annex B-1.................................................................................................................. B-1-1

Annex B-2.................................................................................................................. B-2-1

Annex C ................................................................................................................... C-1

Annex D ................................................................................................................... D-1


                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

           Some of the statements made or incorporated by reference into this proxy statement are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, which include plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements which are other than statements of historical facts, including statements regarding the completion of the recapitalization plan. When used in this proxy statement, the words "anticipate," "believe," "estimate," "expect," "plan," "intend," "project," "predict," "may," "should" and similar expressions, are intended to identify forward-looking statements. These forward-looking statements are based on WestPoint's current expectations and assumptions about future events. These statements are subject to risks and uncertainties including, among other things:

           o variations from current projections in product margins due to price fluctuations in our products or cost changes for our raw materials and other inputs;

           o changes in requirements for additional reserves for bad debts, returns, allowances, governmental compliance costs, or litigation;

           o changes in the performance of financial markets or fluctuations in foreign currency exchange rates;

           o unanticipated natural disasters, which may affect the availability and pricing of raw materials or the operation of manufacturing facilities;

           o customer payment practices or consumer spending, which may be affected by general economic conditions;

           o variations in competition for retail and wholesale customers, pricing and transportation of products due to seasonal variations or other reasons;

           o customer preferences for our products, which may be affected by competition or general market demand for domestic or imported goods or other quantity, quality, price or delivery time of those goods;

           o          unanticipated losses of material customers or licenses;

           o the availability and pricing of raw materials, which may be affected by weather, disease, energy costs or other factors;

           o          variations in our ability to project risk factors;

           o the ability of WestPoint to obtain the equity and debt financing necessary to consummate the recapitalization;

           o delays in receiving required governmental and other approvals; and

           o the failure to obtain the requisite approval of the stockholders.

           Any or all of these risks and uncertainties could cause actual results to differ materially from those reflected in the forward-looking statement. These forward-looking statements reflect our view only as of the date of this proxy statement. We undertake no obligation to revise these statements to reflect events or circumstances that arise after the date of this proxy statement. In addition, stockholders should consider any other risks and uncertainties discussed in other documents filed by WestPoint with the Securities and Exchange Commission. Although we believe the expectations reflected in these forward-looking statements are reasonable, we cannot assure stockholders that these expectations will prove to have been correct.

                                     SUMMARY

           The following summary is intended to highlight only some information included in or incorporated by reference into this proxy statement. This summary is not intended to be complete and is subject to the more detailed information available elsewhere in this proxy statement, its annexes and the documents incorporated by reference. Stockholders are urged to read this proxy statement, including the annexes and any other documents incorporated by reference, carefully and completely before voting.

WESTPOINT (See Page 47)

           WestPoint Stevens Inc. (referred to as "WestPoint") is a Delaware corporation and a leading manufacturer and marketer of home fashions consumer products for distribution to chain and department stores, mass merchants and specialty stores. Home fashions products are manufactured and distributed under several trademarks owned by WestPoint and various licensing agreements. WestPoint's principal executive offices are located at 507 West Tenth Street, West Point, Georgia 31833; WestPoint's phone number is (706) 645-4000.

THE SPECIAL MEETING (See Page 34)

           The special meeting of stockholders (referred to as the "special meeting") will be held at WestPoint's New York offices, 1185 Avenue of the Americas (13th Floor), New York, New York 10036, on ____________, 2000, starting at 10:00 a.m. local time.

           The special meeting has been called for the holders of the common stock to consider and vote upon:

           o          a proposal to approve and adopt the recapitalization plan;
                      and

           o any other business as may properly come before the special meeting and any adjournments or postponements thereof.

           Holders of record of common stock at the close of business on ____________, 2000, which is the record date, have the right to receive notice of and to vote at the special meeting. At the special meeting, each share of common stock is entitled to one vote. As of the record date, ____________ shares of common stock were outstanding and held of record by _________ holders. Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of common stock is required to approve and adopt the recapitalization plan. Additionally, the terms of the recapitalization plan require the affirmative vote of at least 60% of the outstanding common stock held by the public stockholders voting in person or by proxy at the special meeting to approve the plan.

THE RECAPITALIZATION; EFFECTIVE TIME OF THE RECAPITALIZATION; RECAPITALIZATION CONSIDERATION (See Page 43)

           The recapitalization plan is attached as Annex A to this proxy statement. We encourage you to read it, as it is the legal document governing the recapitalization. The recapitalization plan will be consummated on the date and at the time that a certificate of amendment to our certificate of incorporation is filed with the Secretary of State of Delaware. This certificate of amendment, which will effect the reclassification of our capital stock, is attached as Exhibit B to the recapitalization plan, which is attached as Annex A to this proxy statement. Additionally, we will need to file a certificate of amendment to our certificate of incorporation before the reclassification to provide for the preferred stock into which the common stock will be exchanged or reclassified. This amendment is attached as Exhibit A to the recapitalization plan.

           Shares of series A participating preferred stock held by the exchanging stockholders as a result of the exchange of their common stock immediately prior to the reclassification will be reclassified into shares of common stock. Each share of common stock outstanding immediately before the effective time and held by public stockholders will be reclassified into one share of series B participating preferred stock, and each reclassified share immediately will be redeemed by WestPoint for $22.00 in cash, without interest.

           Pursuant to the recapitalization plan, any outstanding options and earned bonus share awards that have not yet vested will be accelerated so that the holder will have the immediate right to acquire all shares of common stock covered by the option or award. To the extent that any option held by a person other than an exchanging stockholder remains unexercised at the time of the recapitalization, the option will be canceled in the recapitalization and the holder will have the right to receive the excess, if any, of $22.00 per share over the exercise price for each share covered by the option. If the exercise price of the option equals or exceeds $22.00 per share, the option will be canceled without payment. Shares of common stock acquired upon exercise of any option or as a bonus share award, other than shares held by an exchanging stockholder, will be converted into the right to receive $22.00.

RECOMMENDATION OF THE BOARD OF DIRECTORS (See Page 31)

           Mr. Green and Mr. Ward, as exchanging stockholders and members of the board of directors of WestPoint (referred to as the "board of directors"), did not participate in the board discussions or vote as directors on the recapitalization plan. However, a majority of the board of directors are independent directors and are not exchanging stockholders. The independent majority of the board of directors consists of Hugh M. Chapman, M. Katherine Dwyer, John G. Hudson, Gerald B. Mitchell and John F. Sorte, none of whom are employees of WestPoint. These independent directors will receive cash in exchange for their shares and their options in the recapitalization, as will the public stockholders. On March 24, 2000, the recapitalization plan and the transactions it contemplates were unanimously approved by the independent members of the board of directors.

           The board of directors believes that the recapitalization plan and the transactions it contemplates are advisable, fair to and in the best interests of all WestPoint stockholders other than the exchanging stockholders (referred to as the "public stockholders") and unanimously recommends that you vote FOR the approval and adoption of the recapitalization plan. All references in this proxy statement to "board of directors" or "board" shall mean the independent majority of the board of directors unless otherwise noted or the context clearly requires otherwise.

PURPOSE AND REASONS FOR THE RECAPITALIZATION (See Page 27)

           The purpose of the recapitalization plan is to afford public stockholders the opportunity to receive a cash price for their shares of common stock that is fair and represents a premium over the market price at which the common stock traded prior to the announcement of the proposed recapitalization plan. Pursuant to the recapitalization, the exchanging stockholders and certain institutions that will purchase shares of our common and preferred stock will own collectively all of our equity after the recapitalization. No investor or group will be or become, at the time of the consummation of the recapitalization, a beneficial owner, directly or indirectly, of more than 50% of the total voting stock of WestPoint.

           The board of directors approved and adopted the recapitalization plan based on its consideration of a number of factors, including: the terms of the recapitalization plan; the lack of viable alternatives to the proposed recapitalization plan; and the opinions of Merrill Lynch and Banc of America Securities that the recapitalization consideration was fair from a financial point of view to the public stockholders, as of the dates of their respective opinions.

OPINIONS OF MERRILL LYNCH AND BANC OF AMERICA SECURITIES (See Page 15)

           Merrill Lynch & Co. (referred to as "Merrill Lynch") has served as financial advisor to the board of directors in connection with the recapitalization plan. At a meeting of the board of directors held on March 24, 2000, Merrill Lynch and Banc of America Securities LLC (referred to as "Banc of America Securities") delivered their written opinions to the board of directors that as of that date and based on and subject to the matters described in their respective opinions, the $22.00 in cash per share (referred to as the "recapitalization consideration") to be received in the recapitalization by the public stockholders was fair from a financial point of view to those holders. The written opinions of Merrill Lynch and Banc of America Securities have each been confirmed in opinions dated the date of this proxy statement and attached to this proxy statement as Annexes B-1 and B-2. You should read the opinions in their entirety to understand the assumptions made, matters considered, and limitations on and qualifications of the review undertaken by the financial advisors in rendering their respective opinions.

INTERESTS OF SPECIFIED PERSONS IN THE RECAPITALIZATION (See Page 31)

           Some of our directors and executive officers (including, but not limited to, Messrs. Green and Ward and David C. Meek, Executive Vice President/Finance and Chief Financial Officer of WestPoint) had, at the time the recapitalization plan was negotiated and approved by the board of directors, and currently have interests that present them with direct conflicts of interest in connection with the recapitalization, including the fact that those persons are exchanging stockholders. These interests are described in more detail in "Special Factors - Interests of Specified Persons." The board of directors was and is aware of the conflicts described in this proxy statement and considered them in addition to the other matters described in this proxy statement.

IMPORTANT EFFECTS OF THE RECAPITALIZATON (See Page 36)

           Following the recapitalization, the public stockholders will cease to have any ownership interest in WestPoint or rights as holders of common stock. The public stockholders will no longer benefit from any increases in our value and will no longer bear the risk of any decreases in our value.

           As a result of the recapitalization, we will be a privately held company and there will be no public market for our common stock. The common stock will no longer be listed on the New York Stock Exchange. In addition, the registration of the common stock under the Securities Exchange Act will be terminated as soon after consummation of the recapitalization as the requirements for termination of registration are met. After the registration is terminated, we will no longer be required to file periodic reports with the Securities and Exchange Commission.

RECAPITALIZATION FINANCING (See Page 37)

           The total amount of cash required to consummate the transactions contemplated by the recapitalization plan, including the refinancing of certain indebtedness of WestPoint and the payment of related fees and expenses, is estimated to be about $____________ million. WestPoint will finance the recapitalization with a combination of borrowings under new senior credit facilities and the sale of shares of preferred and common stock to a number of banks which are to be the lenders as to the new senior credit facilities (or their affiliates) and two or more private investment firms. WestPoint has received commitment letters from third parties to provide the senior credit facilities and for the purchase of the preferred and common stock. These commitments are subject to customary conditions, including the absence of any material adverse change in the business, assets, prospects, operations or financial condition of WestPoint and its subsidiaries, completion of definitive agreements and other customary conditions.

CONDITIONS TO THE CONSUMMATION OF THE RECAPITALIZATION (See Page 45)

           Consummation of the recapitalization plan is subject to the satisfaction or waiver of a number of conditions, including (i) the approval and adoption of the recapitalization plan by the required stockholder vote; (ii) negotiation of definitive agreements to provide the necessary financing and receipt of cash proceeds sufficient to pay the aggregate amount of the cash payable pursuant to the recapitalization plan, to refinance some of WestPoint's indebtedness and to pay fees and expenses incurred in connection with the transactions contemplated by the recapitalization plan; (iii) the receipt of all licenses, permits and consents of governmental authorities and parties to contracts with WestPoint necessary to complete the recapitalization and such other certifications and opinions as the board of directors shall have requested; (iv) the absence of any restraining order or injunction prohibiting consummation of the recapitalization; (v) the receipt of a valuation report satisfactory to the board of directors; and (vi) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

TERMINATION; AMENDMENTS (See Page 47)

           Our board of directors may amend or terminate the recapitalization plan at any time before the exchanging stockholders exchange their shares of common stock for shares of series A participating preferred stock. However, no amendment may, without further approval of the stockholders, modify the amendments to the certificate of incorporation to be filed in connection with the recapitalization plan or change or reduce the consideration to be received by the stockholders.

OUR PLANS AFTER THE RECAPITALIZATION; CONDUCT OF OUR BUSINESS IF THE RECAPITALIZATION IS NOT CONSUMMATED (See Page 33)

           Even if the stockholders approve the recapitalization plan, because there are other conditions that are beyond the control of WestPoint, there can be no assurance that the recapitalization will be consummated. Whether or not the recapitalization plan is consummated, it is expected that WestPoint's business will continue to be operated substantially as it is presently being conducted with the assistance of its current management team and under the direction of its board of directors. As of the date hereof, no other transaction is being considered as an alternative to the recapitalization.

APPRAISAL RIGHTS (See Page 42)

           Stockholders are not entitled to appraisal rights in connection with the matters to be considered at the special meeting because Delaware law only provides for appraisal rights in connection with a merger or consolidation.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (See Page 40)

           The public stockholders generally will recognize gain or loss in the recapitalization.

           EACH STOCKHOLDER IS URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISOR CONCERNING THE FEDERAL INCOME, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE RECAPITALIZATION.

                             SELECTED FINANCIAL DATA

           The selected historical financial data presented below were derived from the audited consolidated financial statements of WestPoint and its subsidiaries. The statement of operations data reflect the discontinuance of the Alamac Knit Fabrics subsidiary and accordingly only reflect the operations relating to bed and bath home fashions. You should read the selected data in conjunction with our consolidated financial statements, including the notes incorporated in this proxy statement. See "Where You Can Find More Information."

                                                                           YEAR ENDED DECEMBER 31,
                                                ------------------------------------------------------------------------------
                                                1999              1998               1997              1996               1995
                                                ----              ----               ----              ----               ----
(IN MILLIONS, EXCEPT PER SHARE DATA)

STATEMENTS OF OPERATIONS DATA:
Net sales                                    $1,883.3           $1,779.0           $1,657.5          $1,501.8           $1,418.2
Gross earnings                                  505.3              474.7              419.8             372.4              359.1
Operating earnings (1)                          268.1              248.3              214.9             188.5               26.3
Interest expense                                102.4              105.7              102.2              94.5               93.5
Income (loss) from continuing operations
   before income tax expense
   (benefit) and extraordinary items            162.9              141.7              110.2              91.0              (70.4)

Income (loss) from continuing operations
   before extraordinary items                   104.1               90.6               69.3              58.0             (102.3)
Net income (loss)                               104.1               40.0               78.0              57.7             (129.8)
Diluted net income (loss) per common share:
   Continuing operations                          1.84               1.51               1.11              0.91              (1.57)
   Discontinued operations                        -                  -                   .14              -                  (.42)
   Extraordinary item - loss on
      extinguishment of debt(2)                   -                  (.84)              -                 -                  -
                                               -------            -------            -------           -------            -------
   Net income (loss) per common share             1.84                .67               1.25              0.91              (1.99)
Diluted average common shares outstanding        56.6               59.9               62.7              63.7               65.4


                                                                                   YEAR ENDED DECEMBER 31,
                                                     ------------------------------------------------------------------------------
                                                     1999              1998               1997              1996            1995
                                                     ----              ----               ----              ----            ----
(IN MILLIONS)

BALANCE SHEET DATA:
Total assets                                          $1,540.7          $1,391.2         $1,291.1          $1,157.0      $1,143.0
Working capital(3)                                       233.1             178.2            212.2             140.9         115.7
Total debt                                             1,464.8           1,335.4          1,187.7           1,099.0       1,148.0
Stockholders' equity (deficit)                          (498.0)           (487.5)          (425.0)           (451.9)       (507.5)

OTHER DATA:
Depreciation and amortization:(4)
      Continuing operations                              $84.1             $80.6            $71.7             $68.9         $69.3
      Discontinued operations                              -                 -                5.5               8.1          11.1
Amortization of excess reorganization value:
      Continuing operations                                -                 -                -                 -           152.4
      Discontinued operations                              -                 -                -                 -            25.3
Capital expenditures:
      Continuing operations                              148.6             147.5            148.9              94.9          92.4
      Discontinued operations                              -                 -                3.2               5.0           9.8
Operating earnings from continuing operations before
amortization of excess reorganization value(5)           268.1             248.3            214.9             188.5         178.7
Continuing operations adjusted
  net income(6)                                          104.1              90.6             69.3              58.0          50.1
Operating margin from continuing operations
  before amortization of excess reorganization
  value(7)                                                14.2%             14.0%            13.0%             12.6%         12.6%
Ratio of earnings to fixed charges(8)                      2.40x             2.19x            1.96x             1.83x         0.35x
Deficiency in earnings available to
  cover fixed charges                                      -                 -                -                 -           $70.4


                        See footnotes on following page.

Notes to Selected Historical Data:

(1) Operating earnings for the year ended December 31, 1995, includes amortization of excess reorganization value of $152.4 million.

(2) WestPoint recorded an extraordinary item of $50.6 million, net of income taxes of $28.5 million, for the early extinguishment of debt. The extraordinary charge consisted primarily of tender premiums and the write-off of deferred debt costs.

(3)        Working capital at December 31, 1999, 1998, 1997, 1996 and 1995 includes the current portion of bank indebtedness and other long-term debt of $89.8 million, $60.4 million, $41.4 million, $24.0 million and $73.0 million, respectively.

(4)        Excludes amortization of excess reorganization value.

(5) Such amounts are presented to facilitate comparisons between periods since there were no charges for the years ended December 31, 1999, 1998, 1997 and 1996 for amortization of excess reorganization value.

(6) Continuing operations adjusted net income represents net income from continuing operations, adjusted to remove the impact of the amortization of excess reorganization value and before extraordinary item and discontinued operations. Adjusted continuing operations EPS for the years ended December 31, 1999, 1998, 1997, 1996 and 1995 was $1.84, $1.51, $1.11, $.91 and $.77, respectively.

(7) Operating margin before amortization of excess reorganization value represents operating earnings before amortization of excess reorganization value as a percentage of net sales for the periods presented.

(8) For purposes of this ratio, "earnings" consist of earnings before income taxes and fixed charges, and "fixed charges" consist of interest expense and the portion of rent expenses representative of an interest factor. The ratio of earnings to fixed charges is computed by adding earnings before income taxes and fixed charges and dividing by fixed charges.

                                 SPECIAL FACTORS

           All references in this proxy statement to "board of directors" or "board" shall mean the independent majority of the board of directors unless otherwise noted or the context clearly requires otherwise.

BACKGROUND OF THE RECAPITALIZATION

           Since the middle of 1999, WestPoint has considered and undertaken several strategies, both strategic and financial, in an effort to increase the public trading price of its common stock. For example, in 1999, WestPoint purchased approximately 5.5 million shares of its common stock, at an average price of $23.13 per share, pursuant to a stock repurchase program. On October 29, 1999, WestPoint also commenced a tender offer for up to 3,000,000 shares of its common stock, representing approximately 6% of WestPoint's then outstanding shares. Despite WestPoint's continued earnings growth, strong financial performance and the implementation of various strategic programs, its stock price has continued to fall since April 1999, trading as low as $13.75 per share on February 11, 2000. On November 23, 1999, WestPoint's common stock closed at $18.00, which represented a 51% decrease since April 19, 1999. WestPoint attributes its languishing common stock price, in part, to the diminished interest of investors in textile companies, such as WestPoint.

           In an effort to reverse this negative stock price trend, WestPoint announced on November 24, 1999, that it had engaged Merrill Lynch to serve as its financial advisor in connection with the exploration of strategic and financial alternatives, such as a merger, sale (including a management buyout) or a recapitalization, for the purpose of enhancing stockholder value. As a result, WestPoint withdrew and terminated the tender offer.

           Subsequent to the November 24, 1999 announcement, Merrill Lynch was contacted by several prospective financial buyers about their interest in acquiring WestPoint. WestPoint, with the assistance of Merrill Lynch, began preparation of a nonconfidential descriptive memorandum about the company. At the direction of the board, Merrill Lynch began contacting various parties to determine their respective levels of interest and their willingness to receive public information about WestPoint for purposes of preparing and submitting a bid to acquire WestPoint.

           At a meeting of the board of directors held on December 16, 1999, Merrill Lynch advised the board that it had identified a number of potential strategic merger partners or buyers and a number of potential financial buyers, principally buyout firms. Of the 36 potential buyers contacted by Merrill Lynch, 1 strategic and 21 financial buyers expressed an interest in receiving a descriptive memorandum containing public information about WestPoint. Thereafter, WestPoint's management decided to delay the distribution of the descriptive memorandum until WestPoint finalized the closing of its financial statements for the year 1999, so that actual financial results for 1999 could be included in the memorandum.

           On January 18, 2000, the board of directors approved the engagement of Banc of America Securities to serve as an additional financial advisor to WestPoint.

           During the week of January 24, 2000, WestPoint's management decided to make available to all prospective buyers who would be willing to execute a confidentiality agreement a confidential descriptive memorandum concerning WestPoint, instead of a descriptive memorandum based solely on public information.

           At a special board meeting held January 28, 2000, Merrill Lynch gave an update on its contacts with potential buyers. At the direction of WestPoint, Merrill Lynch had contacted the parties that had expressed preliminary interest in December 1999 and January 2000 to determine their interest in executing a confidentiality agreement with WestPoint and thus receiving the confidential descriptive memorandum. Of the parties that had expressed interest in December and January, no strategic buyers and a total of 17 financial buyers indicated interest in receiving a confidentiality agreement. Also, at the meeting Mr. Green told the board that he continued to evaluate his investment in WestPoint, and he was considering the feasibility of a transaction in which he would maintain his ownership position in WestPoint, but the shares of other stockholders would be retired. Mr. Green stated that he would attempt to determine whether such a transaction might be feasible, and his interest in such a transaction, by the next scheduled board meeting of February 11, 2000.

           During the week of January 31st, Merrill Lynch sent confidentiality agreements to the 17 parties that had expressed interest in receiving such agreement. Of the 17 prospective financial buyers who received confidentiality agreements, 13 prospective buyers elected to sign and execute a confidentiality agreement. During the week of February 7th, Merrill Lynch distributed the confidential descriptive memorandum to the 13 prospective buyers who had signed confidentiality agreements.

           On February 11, 2000, at the regular quarterly meeting of the board of directors, Mr. Green proposed that WestPoint enter into a transaction through a merger with a company to be subsequently formed, wherein all stockholders would receive $21.00 per share for their common stock except that he, certain other members of management, their affiliates and certain other stockholders would continue to own their shares of common stock. The transaction would require that WestPoint obtain new debt and equity financing. Mr. Green indicated that discussions were under way with prospective financing sources. The reasons Mr. Green cited for his interest in effecting the transaction included: (i) his significant disappointment with the public market's valuation of WestPoint's common stock; (ii) given his view of the stock market valuation of WestPoint, his belief that the proposed transaction was the best alternative for WestPoint and its stockholders; and (iii) the $21.00 per share consideration represented a 42% premium over the common stock's closing price on February 10, 2000 and, including estimated costs of the transaction, an approximate multiple of 7.6 times WestPoint's 1999 earnings before interest, taxes, depreciation and amortization. Because Messrs. Green and Ward, as continuing stockholders, were "interested directors" as to the proposed transaction, they did not participate in the deliberations of the remaining board members concerning the transaction. The remaining board members consisted of Hugh M. Chapman, M. Katherine Dwyer, John G. Hudson, Gerald B. Mitchell and John F. Sorte.

           After Messrs. Green and Ward excused themselves from the meeting, the board of directors continued the meeting. At the meeting, the board of directors decided that, in light of existing lending relationships between affiliates of Banc of America Securities and WestPoint and Mr. Green and his affiliates, Banc of America Securities would not participate in the negotiations and portions of the deliberations of the board of directors relating to the proposed transaction. Later that day, WestPoint issued a press release announcing Mr. Green's proposal. From February 11, 2000 through March 24, 2000, the board of directors held a series of telephonic and in-person conferences with its legal counsel, Weil, Gotshal & Manges LLP (referred to as "Weil Gotshal"), and Merrill Lynch, in order to monitor the progress of events and to provide its legal and financial advisors with guidance regarding the evolution of the negotiation process.

           At the direction of the board of directors, Merrill Lynch promptly initiated a financial review and analysis of WestPoint and the market conditions affecting its business and the market for WestPoint's shares. During the week of February 14, Merrill Lynch contacted the 13 potential acquirors who executed confidentiality agreements and received copies of the confidential descriptive memorandum to ascertain their interest in WestPoint. These prospective acquirors informed Merrill Lynch that they either were not interested in engaging in a potential transaction to acquire WestPoint or not interested in competing with Mr. Green's proposed transaction or, if interested, informed Merrill Lynch that they would directly contact Mr. Green about the possibility of their participation in his proposed transaction.

           At a meeting held on February 22, 2000, representatives of Merrill Lynch advised the board of directors that their efforts had not generated any interest to purchase WestPoint from any of the parties that had received the descriptive memorandum.

           On February 23, 2000, Mr. Green's legal counsel, Jones, Day, Reavis & Pogue (referred to as "Jones Day"), delivered to Weil Gotshal a draft Agreement and Plan of Recapitalization (the "Agreement"). Weil Gotshal reviewed the draft Agreement and, on February 28, 2000, described the salient terms to the board of directors. The board of directors concluded that the draft Agreement contained certain terms and conditions that were unfavorable to WestPoint. Specifically, the Agreement contained: (i) a proposed restriction on WestPoint's solicitation and consideration of alternative proposals; (ii) proposed requirement that WestPoint pay a $33 million termination fee if it engaged in an alternative transaction; (iii) representations and warranties that were beyond the scope of the proposed transaction; and (iv) no provision requiring the super-majority vote of the public stockholders. The board of directors and Merrill Lynch also discussed and evaluated current market trends in the textile industry and general economic conditions in connection with their evaluation of Mr. Green's proposal. Based on Merrill Lynch's analysis of the amount a purchaser could theoretically pay for WestPoint in a leveraged transaction under current market conditions, the board of directors concluded at this meeting that $21.00 was close to the highest price that could be financed by Mr. Green. Following the meeting, at the direction of the board of directors, Weil Gotshal informed Jones Day that the board had significant concerns about the adequacy of the price being offered and the terms of the proposed Agreement, but that the board would not formally react to the proposal until the proposed financing commitments had been delivered to and analyzed by the board of directors.

           On February 29, 2000, Jones Day delivered to Weil Gotshal (which thereupon forwarded it to the board) a copy of First Union National Bank's debt commitment letter to provide WestPoint with $1.1 billion, which would be used to partially finance the transaction (referred to as the "debt commitment letter"). On March 2, 2000, Jones Day delivered to Weil Gotshal and Merrill Lynch (which thereupon forwarded them to the board) copies of the equity commitment letters of investment firms pursuant to which the investors agreed, subject to the terms and conditions of their respective letters, to purchase new shares of capital stock of WestPoint for an aggregate purchase price of $350 million (together with the debt commitment letter, the "commitment letters").

           Later that day, the board of directors held a telephonic conference with Weil Gotshal and Merrill Lynch to discuss the terms of the commitment letters. At this meeting, the board of directors discussed with Merrill Lynch, and among themselves, what alternative transactions existed to the proposed transaction. The alternatives discussed included, among other things, continuing as a public company, selling WestPoint to a third party or undertaking a self tender or open market stock buyback program. The board concluded that a self tender was not a viable alternative to the recapitalization plan because such an undertaking would increase WestPoint's leverage and reduce its public float without providing long-term support for its stock price. The board of directors also determined that the purchase of small quantities of common stock on the open market could be effected at a significant discount from the recapitalization consideration, thereby depriving stockholders of the implied premium represented by the recapitalization consideration. In considering the foregoing, the board noted that, unlike the recapitalization plan, neither a self tender nor an open market stock buyback program would result in the purchase of all the outstanding common stock held by public stockholders. The board of directors then discussed the fact that no prospective outside party had expressed an interest in acquiring WestPoint. During these discussions, the board of directors also considered what would happen if they rejected the proposed transaction and WestPoint continued as a public company. The directors considered that, given WestPoint's projected results and current and reasonable foreseeable market valuations, it was unlikely that such other course of action would result in a near-term stock market valuation yielding $21.00 per share. The board of directors then engaged in a discussion concerning the proposed recapitalization consideration of $21.00 per share. The board of directors unanimously agreed that both the price and the terms and conditions of the draft Agreement were inadequate and unacceptable and instructed Weil Gotshal to so inform Mr. Green's counsel.

           On March 7, 2000, Mr. Green convened a meeting of the full board of directors. At this meeting, Mr. Green and Mr. Meek reported on the status of the financing of the proposed transaction. Representatives of management, including Mr. Ward, gave a report as to operating results for the first two months of the year 2000, indicating that sales were below the sales for the first two months of 1999 and below budgeted revenue. Mr. Green explained that the debt and equity sources for the recapitalization would likely not permit a higher price to be paid to the public stockholders because a higher price would further increase the debt to be incurred by WestPoint and decrease the returns to the new equity investors. He further stated that the $21.00 price, including estimated costs of the transaction, represented over 7.6 times WestPoint's earnings before interest, taxes, depreciation and amortization for 1999, which Mr. Green believed to be comparable to a full merger multiple. Notwithstanding the foregoing, the board of directors reiterated its request that Mr. Green deliver an enhanced proposal and Mr. Green indicated that he would review the transaction in light of the board's request in order to determine whether more than $21.00 per share could be paid under the transaction to the public stockholders.

           On March 9, 2000, Mr. Green's legal counsel informed Weil Gotshal that Mr. Green had determined to withdraw the Agreement and substitute in its place a streamlined plan of recapitalization, which would not contain a no solicitation provision or a termination fee. On March 12, 2000, Jones Day delivered to Weil Gotshal a draft plan of recapitalization (referred to as the "draft plan of recapitalization"). On March 13, 2000, the board of directors met at WestPoint's New York offices. Mr. Green reaffirmed his interest in effecting the recapitalization. Mr. Green then proposed the cash consideration to be paid to the public stockholders pursuant to the recapitalization be increased to $21.25 per share. The board then met with its advisors and reviewed the terms of the draft plan of recapitalization. At this meeting, the board of directors instructed Weil Gotshal to attempt to negotiate: (i) a requirement that the transaction be approved by 66-2/3% of the public stockholders; (ii) a provision requiring that Merrill Lynch and Banc of America Securities provide fairness opinions as of the date of the proxy statement; (iii) a requirement that Mr. Green vote in favor of the recapitalization; and (iv) a condition to closing that WestPoint shall have received a solvency letter and such opinions and/or advice of counsel, in each case, as the board of directors shall have requested. Following the meeting, the board of directors informed Messrs. Green and Ward that they believed that the cash to be paid to the public stockholders pursuant to the recapitalization should be higher and told them that they would not approve a transaction, unless the consideration was raised to $22.00 per share. Mr. Green then agreed that he would contact the proposed financing sources to see if the financing sources would agree to finance the recapitalization if the cash per share price to be paid to the public stockholders were increased to $22.00.

           On March 14, 2000, the board of directors held a telephonic conference to discuss the status of the negotiations. Weil Gotshal advised the board of its on-going discussions with Jones Day regarding the terms of the draft plan of recapitalization. In particular, Weil Gotshal advised the Board that Mr. Green had accepted in principle all of the revisions to the draft plan of recapitalization that had been proposed by the board of directors, except that Mr. Green proposed that the transaction be approved by 50% of the public stockholders (rather than the 66-2/3% initially suggested by the board). The board of the directors instructed Weil Gotshal to continue to negotiate that issue with Jones Day.

           On March 24, 2000, the board of directors met again to consider the recapitalization. Prior to that meeting, management of WestPoint had informed the board of directors that the proposed financing sources for the recapitalization had preliminarily agreed, subject to customary conditions, to finance the recapitalization at $22.00 per share. WestPoint obtained commitment letters from the financing sources indicating a recapitalization at this price, which were provided to the board of directors. At the meeting, the board of directors reviewed the structure of the transaction and the terms of the revised plan of recapitalization. Mr. Green informed the board of directors that he would accept a 60% super-majority vote provision for the public stockholders voting on the transaction. Merrill Lynch and Banc of America Securities then made separate presentations to the board of directors summarizing the information discussed under "Special Factors - Opinion of Merrill Lynch" and "- Opinion of Banc of America Securities," following which each delivered its written opinion dated March 24, 2000, that, as of that date and based on and subject to the matters described in their respective opinions, the $22.00 to be received by the public stockholders in the recapitalization was fair from a financial point of view to those stockholders. At the conclusion of these presentations and after discussion, the board of directors unanimously (without the participation of Messrs. Green and Ward) determined that the recapitalization, including the amendments to WestPoint's certificate of incorporation, was advisable, fair to and in the best interests of the public stockholders, and approved and adopted the recapitalization plan and resolved to submit it for stockholder approval.

OPINIONS OF MERRILL LYNCH AND BANC OF AMERICA SECURITIES

           OPINION OF MERRILL LYNCH
           ------------------------

           On March 24, 2000, at a meeting of the board of directors, Merrill Lynch delivered its written opinion that, as of that date and on the basis of and subject to the matters described in the opinion, the recapitalization consideration to be received by the public stockholders pursuant to the recapitalization was fair from a financial point of view to those holders. As required by the recapitalization plan, Merrill Lynch has confirmed its opinion in a written opinion dated the date of this proxy statement.

           The full text of the Merrill Lynch opinion, dated the date hereof, which states the assumptions made, procedures followed, matters considered, and limitations on the scope of the review undertaken by Merrill Lynch in rendering its opinion, is attached to this proxy statement as Appendix B-1 and is incorporated by reference. A copy of the Merrill Lynch opinion dated March 24, 2000 is available for inspection and copying by any holder of WestPoint common stock or any representative of such person who has been so designated in writing, at the principal executive offices of WestPoint during normal business hours. Holders of WestPoint common stock are urged to, and should, read the Merrill Lynch opinion carefully and in its entirety. The Merrill Lynch opinion was for the use and benefit of the board of directors and addresses only the fairness, from a financial point of view, to the public stockholders, of the recapitalization consideration to be received pursuant to the recapitalization. The Merrill Lynch opinion does not address the merits of the underlying decision by WestPoint to engage in the recapitalization and does not constitute a recommendation to any holder of WestPoint common stock as to how any holder should vote on the recapitalization. The summary of the Merrill Lynch opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the Merrill Lynch opinion.

           In arriving at the Merrill Lynch opinion dated the date of this proxy statement, Merrill Lynch, among other things:

           (1) reviewed publicly available business and financial information relating to WestPoint that Merrill Lynch deemed to be relevant;

           (2) reviewed information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of WestPoint, furnished to Merrill Lynch by WestPoint;

           (3) conducted discussions with members of senior management of WestPoint concerning the matters described in clauses 1 and 2 above;

           (4) reviewed the historical market prices and trading activity for the common stock of WestPoint and compared them with those of publicly traded companies that Merrill Lynch deemed to be relevant;

           (5) reviewed the results of operations of WestPoint and compared them with those of companies that Merrill Lynch deemed to be relevant;

           (6) compared the proposed financial terms of the recapitalization with the financial terms of other transactions that Merrill Lynch deemed to be relevant;

           (7) participated in discussions and negotiations among various representatives of WestPoint and its management, including their advisors;

           (8)       reviewed the recapitalization plan; and

           (9) reviewed other financial studies and analyses and took into account other matters as Merrill Lynch deemed necessary, including its assessment of general economic, market and monetary conditions.

           In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information or undertake an independent evaluation or appraisal of any of the assets or liabilities of WestPoint. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of WestPoint. With respect to the financial forecasts furnished to or discussed with Merrill Lynch by WestPoint, Merrill Lynch assumed that they had been reasonably prepared and reflected the best currently available estimates and judgment of WestPoint's management as to the expected future financial performance of WestPoint. Merrill Lynch's opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to it as of, the date of the opinion.

           In connection with the preparation of its opinion dated March 24, 2000 Merrill Lynch solicited third-party indications of interest for the acquisition of WestPoint. Merrill Lynch was not asked to consider, and its opinion did not in any manner address, the value of the shares of common stock of WestPoint to be held by the exchanging stockholders following the recapitalization.

           The following is a description of the financial analyses used by Merrill Lynch in preparing the Merrill Lynch opinion dated March 24, 2000, and reviewed on that date with the board of directors. Merrill Lynch reviewed and updated the financial analyses in connection with its preparation of its opinion dated the date of this proxy statement.

           These descriptions of financial analyses include information presented in tabular format. In order to fully understand the financial analyses performed by Merrill Lynch, the tables must be read together with the text of each description. The tables alone do not constitute a complete description of such financial analyses. Considering the data in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Merrill Lynch.

VOLUME TRADING ANALYSIS. Merrill Lynch performed a volume trading analysis of the common stock of WestPoint during the twelve-month period ending on March 22, 2000. The tables below present the percentage of shares of common stock that traded within or below the price ranges presented below.

SHARES TRADED WITHIN RANGE
$10 - $15             $15 - $20            $20 - $25           $25 - $30           $30 - $35           $35 - $40
----------------------------------------------------------------------------------------------------------------
0.3%                  30.4%                14.8%               29.8%               20.6%               4.2%

SHARES TRADED BELOW PRICE RANGE
$15                   $20                  $25                 $30                 $35                 $40
-------------------------------------------------------------------------------------------------------------------
0.3%                  30.7%                45.5%               75.2%               95.8%               100.0%

DISCOUNTED CASH FLOW ANALYSIS. Merrill Lynch performed a discounted cash flow analysis of the projected after-tax unlevered free cash flows of WestPoint. After-tax unlevered free cash flow means operating cash flow after changes in working capital, capital spending, taxes and other operating requirements. This analysis was based on forecasts for fiscal years 2000 through 2004 prepared by the management of WestPoint.

           Merrill Lynch calculated implied equity values per share of WestPoint common stock by utilizing discount rates ranging from 9.5% to 12.0% and terminal value multiples of estimated 2004 EBITDA, or earnings before interest, taxes and depreciation and amortization, ranging from 6.0x to 8.0x. Merrill Lynch arrived at these discount rates based on its judgment of the weighted average cost of capital of selected publicly traded textile companies, and arrived at these terminal multiples based on its review of the trading characteristics of the common stock of selected publicly traded textile companies and of acquisitions of comparable selected textile companies.

           The following table presents the ranges of implied equity values per share of WestPoint common stock implied by this analysis as compared with the recapitalization consideration of $22.00 per share:

    ---------------------------------------------------------------------------------------------------------------------------
            IMPLIED EQUITY VALUE PER SHARE OF WESTPOINT COMMON STOCK
    ------------------------------------------------------ ----------------------------------- --------------------------------
                                                                          LOW                               HIGH
    ------------------------------------------------------ ----------------------------------- --------------------------------
    Discounted Cash Flow Analysis                                        $11.90                            $26.10
    ------------------------------------------------------ --------------------------------------------------------------------

    Per Share Recapitalization Amount                                                    $22.00
    ------------------------------------------------------ --------------------------------------------------------------------

SELECTED PUBLICLY TRADED COMPARABLE COMPANIES ANALYSIS. Merrill Lynch compared financial data relating to WestPoint to corresponding financial data for five publicly traded corporations: Dan River Inc., Mohawk Industries, Inc., Pillowtex Corporation, Shaw Industries, Inc. and Springs Industries, Inc., or collectively, the "Merrill Lynch Selected Companies." The Merrill Lynch Selected Companies were chosen because they are publicly traded companies with operations that for purposes of this analysis may be considered reasonably similar to the operations of WestPoint.

           For each of the Merrill Lynch Selected Companies and WestPoint, Merrill Lynch calculated multiples of the following financial metrics:

           1. market price per share of common stock to estimated 2000 earnings per share or, the "P/E Multiple";

           2. P/E Multiple to five-year estimated earnings per share or "EPS" growth rate;

           3.         market capitalization to estimated fiscal year 2000 sales;
                      and

           4.         market capitalization to estimated fiscal year 2000
                      EBITDA.

           For purposes of calculating the P/E Multiples of the Merrill Lynch Selected Companies, Merrill Lynch utilized the closing price per share of their common stock on March 22, 2000 (for WestPoint, Merrill Lynch utilized the closing price per share on February 11, 2000, the last day of trading prior to announcement of the initial proposal of $21.00) and their calendar year estimated 2000 EPS, as reported by First Call Corporation as of March 22, 2000. Five-year estimated EPS growth rates for the Merrill Lynch Selected Companies were obtained from First Call Corporation as of March 22, 2000. The multiples of market capitalization to estimated fiscal year 2000 sales and to estimated fiscal year 2000 EBITDA, respectively, for the Merrill Lynch Selected Companies were based on estimated fiscal year 2000 sales and EBITDA obtained from selected publicly available Wall Street research reports. The multiples for WestPoint were based on WestPoint's audited consolidated financial statements as of December 31, 1999, and management forecasts.

           The following table presents information concerning the range of multiples and the means of selected financial metrics for the Merrill Lynch Selected Companies and the multiples of the same financial metrics for WestPoint at both the February 11, 2000 closing price of $14.00 per share and the recapitalization consideration of $22.00 per share:

------------------------------------ ------------------------------ ---------------------------- ----------------------------
                                             MERRILL LYNCH                  WESTPOINT -                  WESTPOINT -
              METRIC:                     SELECTED COMPANIES             $14.00 PER SHARE             $22.00 PER SHARE
------------------------------------ ------------------------------ ---------------------------- ----------------------------
2000 P/E                             Range: 5.2x to 8.5x                       6.5x                         10.1x
                                     Mean: 6.7x *
------------------------------------ ------------------------------ ---------------------------- ----------------------------
2000 P/E to 5-Year Estimated EPS     Range: 0.35x to 0.70x                     0.49x                        0.77x
Growth Rate                          Mean: 0.48x*
------------------------------------ ------------------------------ ---------------------------- ----------------------------
Market Capitalization to Estimated   Range: 0.44s to 0.75x                     1.21x                        1.42x
FY 2000 Sales                        Mean: 0.62x
------------------------------------ ------------------------------ ---------------------------- ----------------------------
Market Capitalization to Estimated   Range: 3.7x to 6.7x                       6.3x                         7.4x
FY 2000 EBITDA                       Mean: 4.2x
-----------------------------------------------------------------------------------------------------------------------------
* Excludes Pillowtex Corporation because Pillowtex multiples are not meaningful
-----------------------------------------------------------------------------------------------------------------------------

           Merrill Lynch calculated implied equity values per share of WestPoint common stock by applying P/E multiples ranging from 6.0x to 9.0x, which were derived from the foregoing analysis, to the WestPoint management estimated fiscal year 2000 EPS.

           The following table presents the ranges of implied equity values per share of WestPoint common stock implied by this analysis as compared with the recapitalization amount of $22.00 per share:

-----------------------------------------------------------------------------------------------------------------------------
                                  IMPLIED EQUITY VALUE PER SHARE OF WESTPOINT COMMON STOCK
---------------------------------------------- -------------------------------------------- ---------------------------------
                                                                   LOW                                    HIGH
---------------------------------------------- -------------------------------------------- ---------------------------------
Comparable Selected Publicly-Traded                              $13.00                                  $19.50
Companies Trading Analysis
---------------------------------------------- ------------------------------------------------------------------------------
Per Share                                                                         $22.00
Recapitalization Amount
---------------------------------------------- ------------------------------------------------------------------------------

SELECTED ACQUISITIONS TRANSACTION ANALYSIS. Merrill Lynch analyzed information relating to the following selected transactions in the textile industry since January 1, 1995, collectively the "Merrill Lynch Selected Transactions":

------------------------------------------------------------------ ------------------------------------------------------------
                            ACQUIROR                                                    ACQUIRED COMPANY
------------------------------------------------------------------ ------------------------------------------------------------
Dan River Inc.                                                     The Bibb Company
------------------------------------------------------------------ ------------------------------------------------------------
Coats Viyella PLC                                                  Hicking Pentecost PLC
------------------------------------------------------------------ ------------------------------------------------------------
Springs Industries, Inc.                                           Dundee Mills, Incorporated
------------------------------------------------------------------ ------------------------------------------------------------
Pillowtex Corporation                                              Fieldcrest Cannon, Inc.
------------------------------------------------------------------ ------------------------------------------------------------
Dyersburg Corp                                                     Alamac Knit Fabrics, Inc.*
------------------------------------------------------------------ ------------------------------------------------------------
CitiCorp Venture Capital, Ltd.                                     Conso International Corporation
------------------------------------------------------------------ ------------------------------------------------------------
CMI Management                                                     CMI Industries, Inc.
------------------------------------------------------------------ ------------------------------------------------------------
*Sold by WestPoint in 1997

           Merrill Lynch calculated the multiples of transaction value for the Merrill Lynch Selected Transactions to the sales and EBITDA, respectively, of the acquired businesses for the latest twelve-month periods preceding the acquisition announcements and compared such multiples with corresponding multiples for the recapitalization. For purposes of this analysis, transaction value was calculated as the consideration offered for the common equity, including the net cost of "in-the-money" options, plus liquidation value of preferred equity and the value of debt and minority interests less cash and marketable securities.

------------------------------------------------------------------ ------------------------------------------------------------
           SELECTED ACQUISITIONS TRANSACTION ANALYSIS                        MULTIPLE OF LATEST TWELVE MONTHS SALES
------------------------------------------------------------------ ------------------------------------------------------------
Merrill Lynch Selected Transactions                                Range: 0.46x to 1.10x
                                                                   Mean: 0.74x
------------------------------------------------------------------ ------------------------------------------------------------

Recapitalization Transaction Value Multiple                        1.42x (Multiple of 1999 sales)
------------------------------------------------------------------ ------------------------------------------------------------

---------------------------------------------------------------------- -------------------------------------------------------
                       SELECTED ACQUISITIONS                                             MULTIPLE OF LATEST
                        TRANSACTION ANALYSIS                                            TWELVE MONTHS EBITDA
---------------------------------------------------------------------- -------------------------------------------------------
                                                                       Range: 4.8x to 9.3x
Merrill Lynch Selected Transactions
                                                                       Mean: 7.7x*
---------------------------------------------------------------------- -------------------------------------------------------
Recapitalization Transaction Value Multiple                            7.8x (Multiple of Fiscal Year 1999 EBITDA)
------------------------------------------------------------------------------------------------------------------------------
*Excludes acquisition of Bibb Co. by Dan River Inc. because multiple is not meaningful
------------------------------------------------------------------------------------------------------------------------------

LBO ANALYSIS. Using management forecasts, Merrill Lynch performed a leveraged buyout analysis to determine, under current market conditions, the maximum price per share that a leveraged buyout purchaser could theoretically pay for WestPoint. In performing this analysis, Merrill Lynch assumed that acquisition financing could be obtained in the high yield and bank finance market in an amount not in excess of 5.5x the latest twelve month EBITDA and that a minimum internal rate of return of 25% on equity invested during a three- to-five year period would be required.

    -------------------------------------------------------------- --------------------------------------------------------------
                      LEVERAGED BUYOUT ANALYSIS                                       IMPLIED PRICE PER SHARE
                                                                                     OF WESTPOINT COMMON STOCK
    -------------------------------------------------------------- ----------------------------- --------------------------------
                                                                               LOW                            HIGH
    -------------------------------------------------------------- ----------------------------- --------------------------------
    Leveraged Buyout Case                                                     $16.00                         $23.00
    -------------------------------------------------------------- --------------------------------------------------------------
    Per Share Redemption Value                                                                $22.00
    -------------------------------------------------------------- --------------------------------------------------------------

           The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the Merrill Lynch opinion. In arriving at its fairness determination, Merrill Lynch considered the results of all such analyses and did not attribute any particular weight to any factor or analysis considered by it; Merrill Lynch made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to WestPoint or the recapitalization.

           The analyses were prepared solely for purposes of Merrill Lynch providing its opinion to the board of directors and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. These analyses are inherently uncertain, being based upon numerous factors or events beyond the control of the parties or their respective advisors. As described above, the Merrill Lynch opinion was among many factors taken into consideration by the board of directors in making their determination to approve the recapitalization.

FEE ARRANGEMENT. Merrill Lynch acted as financial advisor to the board of directors in connection with the recapitalization. Pursuant to an engagement letter dated January 27, 2000, WestPoint has agreed to pay Merrill Lynch (i) a fee of $100,000 payable upon the execution of the engagement letter and (ii) an amount equal to 0.35% of the aggregate purchase price paid in the recapitalization or a business combination transaction, payable as of the closing of such transaction. Any fees previously paid to Merrill Lynch under clause (i) above will be deducted from any fee to which Merrill Lynch is entitled under clause (ii). In addition, WestPoint has agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses incurred in connection with rendering financial advisory services, including fees and disbursements of its legal counsel. WestPoint has agreed to indemnify Merrill Lynch and related persons for certain expenses and liabilities, including certain liabilities under the federal securities laws, arising out of its engagement.

           Merrill Lynch has, in the past, provided financial advisory and financing services to WestPoint and has received fees for the rendering of such services. In the ordinary course of its business, Merrill Lynch may actively trade shares of WestPoint's common stock and debt securities for its own account or for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

           OPINION OF BANC OF AMERICA SECURITIES
           -------------------------------------

           On March 24, 2000, Banc of America Securities delivered to the board of directors its opinion that the recapitalization consideration to be received by the public stockholders in the proposed recapitalization is fair from a financial point of view to those stockholders. As required by the recapitalization plan, Banc of America Securities has rendered its opinion dated the date of this proxy statement, which is substantially identical to the opinion dated March 24, 2000.

           The full text of the Banc of America Securities opinion, dated the date hereof, which states the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Banc of America Securities in rendering its opinion, is attached to this proxy statement as Appendix B-2 and is incorporated by reference. A copy of the Banc of America Securities opinion dated March 24, 2000, is available for inspection and copying by any holder of WestPoint common stock or any representative of such person who has been so designated in writing, at the principal executive offices of WestPoint during normal business hours. Holders of WestPoint common stock are urged to, and should, read the Banc of America Securities opinion carefully and in its entirety. The Banc of America Securities opinion was for the use and benefit of the board of directors and addresses only the fairness, from a financial point of view, to the public stockholders, of the consideration to be received pursuant to the recapitalization. The Banc of America Securities opinion does not address the merits of the underlying decision by WestPoint to engage in the recapitalization and does not constitute a recommendation to any holder of WestPoint common stock as to how any holder should vote on the recapitalization. The summary of the Banc of America Securities opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the Banc of America Securities opinion.

           In connection with its opinion, Banc of America Securities reviewed, among other things: certain publicly available financial statements and other business and financial information of WestPoint, certain internal financial statements and other financial and operating data concerning WestPoint; the reported prices and trading activity for WestPoint common stock; the projected capital structure of WestPoint following the recapitalization and the forecasts prepared by the management of WestPoint of the future financial performance of WestPoint under such capital structure; the recapitalization plan and certain related documents; the financing commitment from First Union National Bank and First Union Securities, Inc. for $1,100,000,000 of bank credit facilities and $50,000,000 of the $125,000,000 of redeemable senior preferred stock; the equity commitment from Greenwich Street Capital Partners II, L.P. and its affiliates; and the terms of WestPoint's 7-7/8% senior notes due 2005 and the 7-7/8% senior notes due 2008. Banc of America Securities also analyzed certain financial forecasts prepared by the management of WestPoint; discussed the past and current operations, financial condition and prospects of WestPoint with senior executives of WestPoint; compared the financial performance of WestPoint and the prices and trading activity of the shares with that of certain other publicly traded companies that it deemed relevant; compared certain financial terms of the recapitalization to financial terms of certain other business combination transactions that it deemed relevant; participated in discussions among representatives of WestPoint and the exchanging stockholders and their legal advisors; and performed such other analyses and considered such other factors as Banc of America Securities deemed appropriate.

           Banc of America Securities assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by it for purposes of its opinion. With respect to the financial forecasts, Banc of America Securities assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future financial performance of WestPoint. Banc of America Securities did not make any independent valuation or appraisal of the assets or liabilities of WestPoint, nor was it furnished with any such appraisals.

           Banc of America Securities was not requested to and did not provide advice concerning the structure, the specific amount of the consideration, or any other aspects of the transactions contemplated by the recapitalization plan, participate in negotiations with respect to the terms of those transactions, or provide services other than the delivery of its opinion. While Banc of America Securities was informed, and took into consideration in rendering its opinion, that Merrill Lynch had solicited expressions of interest from a range of interested parties with respect to the sale of WestPoint. Banc of America Securities was not requested to and did not solicit any expressions of interest from any parties with respect to the sale of all or any part of WestPoint or any other alternative transaction.

           The following is a summary of the material financial analyses used by Banc of America Securities in connection with providing its opinion to the board of directors. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the text accompanying each summary.

COMPARISON WITH SELECTED PUBLICLY TRADED COMPANIES. Banc of America Securities reviewed and compared certain financial information relating to WestPoint with corresponding financial information, ratios and public market multiples of home furnishings and textiles companies that it deemed similar in certain respects to WestPoint. While Banc of America Securities was of the view that there was no single company that exactly approximates WestPoint's mix of businesses and market position, Banc of America Securities selected 11 publicly traded companies that were comparable in certain respects. These companies included Burlington Industries, Inc.; Cone Mills Corporation; Crown Crafts, Inc.; Culp, Inc.; Dan River Inc.; Galey & Lord, Inc.; Guilford Mills, Inc.; Pillowtex Corporation; Quaker Fabric Corporation; Springs Industries, Inc.; and V.F. Corporation. Among other analyses, for each of the selected publicly traded companies, Banc of America Securities calculated the ratio of their enterprise value as of March 22, 2000 to their respective net sales, earnings before interest, taxes, depreciation and amortization (typically referred to as "EBITDA") and earnings before interest and taxes (or "EBIT") for both the last 12-month period and projected 2000 data, and the ratios of their stock prices as of March 22, 2000 to the last 12-month earnings and projected earnings per share for 2000, and compared these data with the comparable ratios implied by the recapitalization. Results of those analyses are summarized as follows:

                                       ENTERPRISE VALUE AS A MULTIPLE OF:                          P/E MULTIPLES
                       -----------------------------------------------------------------          ----------------
                          NET SALES                  EBITDA                   EBIT
                       ----------------         ----------------         ----------------
                       LTM         2000         LTM         2000         LTM         2000         LTM         2000
                       ---         ----         ---         ----         ---         ----         ---         ----
Recapitalization        1.5x        1.4x         7.8x        7.4x       10.2x         9.7x       12.0x        10.1x

Comparables:

   High                 0.7x        0.7x        10.7x        7.8x       19.6x        21.5x       21.9x        10.7x

   Average              0.6         0.6          6.9         5.2        13.0         10.4        11.6          8.3

   Median               0.6         0.5          6.8         4.6        14.9          9.9        10.0          8.2

   Low                  0.4         0.4          3.9         3.6         6.0          5.4         8.0          5.4

ANALYSIS OF SELECTED ACQUISITIONS. Banc of America Securities reviewed certain publicly available information relating to eight selected prior acquisitions of comparable home furnishings and textiles companies occurring from 1995 through November 5, 1999. Banc of America Securities calculated the ratio of their enterprise value as implied by the transaction price as a multiple of sales, EBITDA and EBIT; and calculated their equity value as a multiple of net income for the last 12 months prior to transaction announcement, as well as the ratio of equity value as a multiple of book value. Results of those analyses are summarized as follows:

                                              ENTERPRISE VALUE                            EQUITY VALUE AS
                                              AS A MULTIPLE OF                             A MULTIPLE OF
                                     --------------------------------------        -----------------------------
                                     SALES            EBITDA           EBIT        NET INCOME         BOOK VALUE
                                     -----            ------           ----        ----------         ----------
Recapitalization Transaction          1.5x             7.8x            10.2x         12.0x               [NM]*

Comparable Transactions:

      High                            1.1x             9.2x            21.9x         42.6x                2.8x

      Average                         0.7              6.9             13.4          21.8                 1.4

      Median                          0.6              6.0             13.0          16.9                 1.3

      Low                             0.3              4.0              5.7          10.9                 0.6

---------------
*  Not meaningful.

Banc of America Securities noted that there was no single acquisition transaction that exactly approximated WestPoint's mix of business and market position; that many of the transactions occurred a number of years ago when industry conditions and the economic cycle might have caused an acquiror to have a different perspective on future performance of any target acquisition; and that the target acquisition's strategic importance to the acquiror should be considered in evaluating the applicability of the acquisition transactions.

Specifically, the most comparable transactions, the Pillowtex Corporation acquisition of Fieldcrest Cannon Inc., in late 1997, and the Springs Industries, Inc. acquisition of Dundee Mills Inc., in early 1995, were evaluated in this light.

DISCOUNTED CASH FLOW ANALYSIS. Based on estimates provided by WestPoint's management, Banc of America Securities performed a discounted cash flow analysis for the years ending December 31, 2000 to 2004. Using a range of discount rates of 9% to 11%, based on an estimated cost of capital for WestPoint, and a range of terminal multiples of 2004 EBITDA of six times to eight times, Banc of America Securities calculated a range of net present values of estimated future cash flows of WestPoint. Based upon these parameters, Banc of America Securities calculated the enterprise value of WestPoint to range from $2,274.8 million to $3,040.8 million, and its equity value to range from $567.0 million to $1,333.0 million, resulting in a per share range of values of $11.38 to $26.76.

LEVERAGED BUYOUT ANALYSIS. Banc of America Securities also performed an analysis of the range of prices that might be obtained through a leveraged buyout of WestPoint. This analysis assumed that the equity sponsors of the leveraged buyout would seek a target internal rate of return of 20%-24%, based on management's projections of income and cash flows, with equity sponsors having a five-year investment horizon. The analysis assumed a capital structure having a maximum leverage of 5.0 times total debt to EBITDA, a maximum bank debt repayment period of seven years, and assumed a sale of WestPoint after five years at a sales price of 7.0 times projected EBITDA. Based on these assumptions, Banc of America Securities estimated a price per share in the range of $18.57 to $20.26.

           Based upon the foregoing analyses, Banc of America Securities concluded that the aggregate enterprise value implied by the proposed recapitalization as a multiple of revenues, EBITDA and EBIT, and the equity value of WestPoint implied by the proposed recapitalization as a multiple of net income, were in a range indicated by the four selected valuation methodologies. Banc of America Securities summarized these ranges to the board of directors as follows:

                      RECAPITALI-     SELECTED PUBLIC                              DCF IMPLIED
                       ZATION           COMPANIES      SELECTED TRANSACTIONS        MULTIPLE             LBO IMPLIED MULTIPLE
                       ------           ---------      ---------------------        --------             --------------------
Aggregate Value
as a Multiple of:
Revenues
   LTM                   1.5x         0.5x  -   0.7x      0.6x   -    1.1x       1.3x    -    1.5x       1.4x     -       1.5x
   2000E                 1.4          0.4   -   0.6              -               1.2     -    1.5        1.3      -       1.5
EBITDA
   LTM                   7.8x         6.0x  -   7.0x      7.0x   -    8.0x       6.7x    -    8.0x       7.3x     -       7.6x
   2000E                 7.4          5.5   -   6.5              -               6.4     -    7.7        7.0      -       7.3
EBIT
   LTM                  10.2x         9.0x  -  11.0x      8.0x   -   11.0x       8.7x    -   10.5x       9.6x     -      10.0x
   2000E                 9.7          8.0   -  10.0              -               8.3     -   10.0        9.1      -       9.5
Equity
Value as a
Multiple of:
Net Income:
   LTM                  12.0x         8.0x  -  12.0x     11.0x   -   18.0x       7.6x    -   12.8x       9.8x     -      11.4x
   2000E                10.1          6.0   -  10.0              -               6.5     -   11.0        8.7      -       9.7


           In its presentation to WestPoint's board of directors, Banc of America Securities derived from these multiple ranges selected reference range valuation parameters for WestPoint's aggregate enterprise value and per share value. These ranges were summarized as follows:

                                                                                       AGGREGATE
                                                     RELEVANT MULTIPLE RANGE/         VALUE RANGE
               METHODOLOGY                                PREMIUM RANGE                (MILLIONS)                PER SHARE RANGE
               -----------                                -------------                ----------                ---------------
Analysis of Selected Publicly Traded Companies
    LTM EBITDA                                         6.0x     -      7.0x    $2,160.0   -     $2,520.0
    2000P EBITDA                                       5.5      -      6.5      2,075.2   -      2,452.5
    LTM EBIT                                           9.0x     -     11.0x    $2,483.1   -     $3,034.9
    2000P EBIT                                         8.0      -     10.0      2,320.8   -      2,901.0
Reference Range                                                                $2,259.8   -     $2,727.1     $11.08    -     $20.46
Analysis of Selected Acquisitions
    LTM EBITDA                                         7.0x     -      8.0x    $2,520.0   -     $2,880.0
    LTM EBIT                                           8.0      -     11.0      2,483.1   -     $3,034.9
Reference Range                                                                $2,501.6   -     $2,957.5     $15.93    -     $25.08
Discounted Cash Flow Analysis                                                  $2,274.8   -     $3,040.8     $11.38    -     $26.76
Leveraged Buyout Analysis                                                      $2,633.0   -     $2,717.4     $18.57    -     $20.26
-----------------------------------------------------------------------------------------------------------------------------------
Summary Reference Range                                                        $2,592.8   -     $2,856.6     $18.00    -     $23.00
-----------------------------------------------------------------------------------------------------------------------------------

           The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the Banc of America Securities opinion. In arriving at its fairness determination, Banc of America Securities considered the results of each of these analyses in their totality and did not attribute any particular weight to any analysis or factor considered by it. Rather, Banc of America Securities made its determination as to fairness on the basis of its experience and professional judgment, after considering the results of all of these analyses. No company or transaction used in the above analyses as a comparison is directly comparable to WestPoint or the recapitalization. The analyses were prepared solely for the purpose of Banc of America Securities' providing its opinion to the board of directors as to the fairness from a financial point of view of the recapitalization consideration to be received by the public stockholders, other than the exchanging stockholders, in the recapitalization, and do not purport to be appraisals or necessarily reflective of the prices at which WestPoint or its securities might actually be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their advisors, future results may be different from those forecast.

           The foregoing summary is not a complete description of the analyses performed by Banc of America Securities. You should read the entire opinion of Banc of America Securities in Appendix B-2.

           Banc of America Securities and its affiliates have provided financial advisory and financing services for WestPoint and Mr. Green (who is an exchanging stockholder) and have received fees and other income for rendering these services. In the ordinary course of its businesses, Banc of America Securities and its affiliates may actively trade the debt and equity securities of WestPoint for its or their own account or for the accounts of customers and, accordingly, may at any time hold long or short positions in these securities. As of March 23, 2000, which was the last trading day prior to the rendering of its opinion, Banc of America Securities held a short position in certain of WestPoint's debt securities and did not hold any positions in its equity securities. Banc of America Securities will be paid a fee of $3 million for rendering its opinion, contingent upon the consummation of the recapitalization. WestPoint has also agreed to reimburse Banc of America Securities for its reasonable out of pocket expenses, including the fees and disbursements of its attorneys, and to indemnify Banc of America Securities and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of its engagement.

PURPOSE AND REASONS FOR THE RECAPITALIZATION

           The principal factors evaluated by the board of directors in determining that the recapitalization plan is substantively and procedurally fair and in the best interests of the public stockholders are set forth below. Except as noted below, the board of directors considered the following reasons to be fair factors supporting its determination that the recapitalization plan is substantively and procedurally fair and in the best interests of the public stockholders.

           (i) Lack of Viable Alternatives to the Recapitalization Plan. The board of directors considered various alternatives to the recapitalization plan and concluded that these alternative plans were neither viable nor yielded a premium to the stockholders comparable to the $22.00 per share recapitalization consideration. The board of directors considered, among other things, the following alternatives:

           Lack of Potential Buyers: The board of directors considered the fact that prior to and subsequent to the announcement of the recapitalization plan, Merrill Lynch conducted an extensive solicitation of third parties that might be interested in pursuing a transaction involving WestPoint. In connection with its undertaking, Merrill Lynch contacted 36 potential buyers, of which 13 had signed a confidentiality agreement and expressed an interest in WestPoint. Following WestPoint's February 11, 2000 announcement of Mr. Green's proposal, prospective purchasers informed Merrill Lynch that they either were not interested in engaging in an acquisition of or transaction with WestPoint or were not interested in competing with Mr. Green's proposed transaction or, if interested, informed Merrill Lynch that they would directly contact Mr. Green about their interest in participating in his proposed transaction. Notwithstanding Merrill Lynch's efforts to identify potential acquirors, WestPoint has yet to receive any acquisition proposals. From the date of WestPoint's public announcement that it was exploring strategic alternatives including a sale of the Company to the date of the announcement of the recapitalization, over two and one-half months had elapsed, and from the date of the announcement of the recapitalization to the date of this proxy statement, _____ days have elapsed, providing sufficient time for interested parties to propose a transaction with WestPoint, or express a definitive interest in an acquisition.

           Maintaining the Status Quo: The board of directors also considered what would happen if they rejected the recapitalization plan and WestPoint continued as a public company. The directors considered that, given WestPoint's projected results and current and reasonable foreseeable market valuations, it was unlikely that such other course of action would result in a near-term stock market valuation yielding $22.00 per share. The board also considered the possibility that the holders of the common stock might receive less consideration for their shares in the open market or in a future transaction if the recapitalization plan were not consummated, especially if economic conditions or stock prices in general declined. In addition, the board of directors considered that the payment of the recapitalization consideration will eliminate the risk of any such decline in the value of the stockholder's investment in WestPoint common stock.

           Significant Stockholder: The board of directors also considered the fact that Mr. Green and his affiliated entities beneficially own approximately 36% of WestPoint's common stock. At the board meeting held on February 11, 2000, Mr. Green stated that he would not be interested in selling the shares he controls at, or within a range of, the $21.00 per share that he had proposed. Accordingly, the board of directors believed that, if WestPoint were to propose to engage in such an alternative transaction, it was unlikely that Mr. Green and his affiliates would approve or participate in such a transaction and, therefore, it was unlikely such a transaction could be consummated.

           Stock Repurchases: The board concluded that a self tender was not a viable alternative to the recapitalization plan because such an undertaking would increase WestPoint's leverage and reduce its public float without providing long-term support for its stock price. The board of directors also determined that the purchase of small quantities of common stock on the open market could be effected at a significant discount from the recapitalization consideration, thereby depriving stockholders of the implied premium represented by the recapitalization consideration. In considering the foregoing, the board considered that, unlike the recapitalization plan, neither a self tender nor an open market stock buyback program would result in the purchase of all the outstanding common stock held by public stockholders.

           Flexibility as a Private Company: The independent majority further considered the fact that as a public company, WestPoint may not have adequate flexibility to implement alternative business strategies that have benefits in the long term but may adversely affect earnings per share and the market price of the common stock in the near term or medium term.

           (ii) Common Stock Price and the Recapitalization Consideration Premium. The board of directors considered the historical trading prices of WestPoint's common stock, including the depressed stock prices of both WestPoint and of companies within the textile industry over the past twelve months. The board of directors further considered the prospect of continued undervaluation of WestPoint and the uncertainty of or if, or when, the industry in general or WestPoint in particular could return to the higher multiples seen in the past. The board of directors also considered that the recapitalization consideration would enable the public stockholders to realize an approximate 57% premium over the closing price for shares of WestPoint's common stock on the New York Stock Exchange on the day the original proposal was announced, which, including the estimated costs of the recapitalization, represents a multiple of 7.9 times WestPoint's earnings before interest, taxes, depreciation and amortization for 1999.

           (iii) Historical and Projected Financial Performance and Related Risks and Uncertainties. In evaluating the reasons for and the merits of the recapitalization plan, the board of directors relied, in part, on its knowledge of WestPoint and its competitors and the textile industry. The board of directors also considered the financial projections prepared by WestPoint's management, including the most recent projections, the inherent uncertainties associated with such projections and the current industry, economic and market conditions. In particular, the board of directors considered the increased competitive pricing pressures caused by foreign competition and the risks associated with the seasonal and cyclical nature of the home fashions industry, as evidenced by a decrease in sales for the first two months of 2000. Furthermore, the board of directors considered that, if significant modifications in WestPoint's business strategy were to be necessary, such action could negatively affect earnings and stockholder value for an indeterminate period of time.

           (iv) Arms-Length Negotiations. The board of directors considered the fact that the recapitalization plan and the transactions contemplated thereby were the product of arms-length negotiations between Mr. Green and the board of directors, whereby the board of directors sought to obtain the highest possible price for the public stockholders. In that regard, the board of directors considered the fact that the initial negotiations between the board of directors and Mr. Green led to an increase in the cash price offered to be paid to all of the outstanding shares of common stock held by public stockholders from $21.00 per share to $21.25 per share. Subsequent negotiations led to a further increase in the cash price from $21.25 per share to $22.00 per share. The board of directors concluded that the redemption price was within the range of the highest price that could be financed for this type of transaction, based in part on the advice of Merrill Lynch and Banc of America Securities, and as evidenced by the withdrawal from the transaction of one of the proposed equity financing sources once the consideration increased to $22.00 per share.

           (v) Terms of the Recapitalization Plan. The board of directors considered the fact that the terms and conditions of the recapitalization plan were designed to ensure that the board of directors had the flexibility to obtain the best value reasonably available for the public stockholders and contained more favorable terms than the Agreement. Specifically, the board of directors considered that the recapitalization plan: (i) requires the affirmative vote of the holders of sixty percent (60%) of the shares of common stock held by the public stockholders voting in person or by proxy at the special meeting; (ii) may be terminated and the transactions it contemplates abandoned by the board of directors at any time before the exchanging stockholders exchange their shares of common stock for shares of series A participating preferred stock, notwithstanding approval of the recapitalization plan by the stockholders of WestPoint; and (iii) does not contain a provision limiting WestPoint's ability to consider any alternative transaction that may be proposed or requiring the payment of a termination fee in the event WestPoint enters into an alternative transaction or otherwise does not close the recapitalization plan.

           (vi) Fairness Opinions. The board or directors considered the financial presentations of each of the financial advisors and their respective written opinions (collectively, the "fairness opinions"), delivered at the March 24, 2000 special meeting of the board, that, as of the date of, and based upon and subject to the matters described in, their respective fairness opinions, the consideration to be received by the public stockholders pursuant to the recapitalization was fair from a financial point of view to such holders. The full text of the fairness opinions, which sets forth the assumptions made, matters considered and limitations on the review undertaken by each of the financial advisors in connection with their respective opinions, are attached hereto as Annexes B-1 and B-2 and are incorporated herein by reference. The stockholders are urged to and should read each of the opinions in their entirety. In its review of the analyses presented by each of the financial advisors, the board of directors did not place greater emphasis on any one of the separate analyses respectively presented by the financial advisors, but rather relied upon the summary and conclusions of each of the financial advisors that the analyses, taken as a whole, supported the conclusion that the redemption price is fair to the public stockholders from a financial point of view.

           (vii) Recent Transactions. The board of directors reviewed the financial terms of certain other comparable transactions that have recently been consummated, considering, among other things, the premium paid compared to the market price per share and the valuation multiples of such companies prior to the announcement of such transactions. The board of directors concluded that the recapitalization consideration, including the estimated costs of the recapitalization, which is equal to a valuation multiple of 7.9 times WestPoint's 1999 EBITDA, is comparable to or exceeds the multiples paid in other similar transactions.

           (viii) Receipt of Debt and Equity Commitment Letters. The board of directors considered the nature of the proposed financing arrangements with First Union National Bank ("First Union"), including the receipt of a commitment letter from First Union to arrange, fund and administer a significant portion of the necessary financing for the recapitalization plan, and the terms and conditions of the commitment letter. The board of directors also considered the new equity investments proposed to be made in West Point and the terms and conditions of commitment letters therefor. The board of directors also received Mr. Green's assurance that the proposed equity and debt commitment letters would be executed prior to the filing of this proxy statement with the Securities and Exchange Commission. Mr. Green also expressed his belief that the conditions to the consummation of the respective commitment letters would be satisfied. The board also considered that under the recapitalization WestPoint's 7-78% Senior Notes due 2005 and the 7-78% Senior Notes due 2008 would remain outstanding.

           (ix) Regulatory Approvals. The board of directors considered the fact that there are relatively few regulatory approvals required to complete the recapitalization plan and the prospects for receiving such approvals.

           (x) Conflicts of Interest. The board of directors considered the existence of actual or potential conflicts of interest to which certain officers and directors of WestPoint, including Messrs. Green, Ward and Meek, arising in connection with the recapitalization plan, including the fact that, after the recapitalization plan is effected, Mr. Green and his affiliates will beneficially own 35% of WestPoint. Any such conflicts were mitigated, in part, by the board of director's independent and good faith determination that the recapitalization plan is advisable and in the best interests of the public stockholders.

           (xi) Exchanging Stockholders. The board of directors also considered that only one public stockholder - Northeast Investors Trust - was being afforded the opportunity to continue its equity ownership in WestPoint as exchanging stockholders. The board of directors was advised that the participation of such stockholder was intended to enable the transaction to be accounted for as a recapitalization, thereby facilitating the financing of the transaction.

           (xii) Other. The board of directors considered that the public stockholders will no longer benefit from any profit or increases in the value of WestPoint and, conversely, will no longer bear the risk of any decreases in the value of WestPoint.

           In view of the disparate factors considered in connection with its evaluation of the recapitalization plan, the board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination.

           The purpose of the recapitalization plan is to afford the public stockholders the opportunity to receive a cash price for their shares of common stock that is fair and represents a premium over the market prices at which the common stock traded prior to the announcement of the proposed recapitalization. Pursuant to the recapitalization, exchanging stockholders and purchasers of new common and preferred stock and their affiliates will own collectively all of WestPoint's equity interest after the recapitalization. No investor or group will be or become, at the time of the consummation of the recapitalization, a beneficial owner, directly or indirectly, of more than 50% of the total voting stock of WestPoint.

           As a private company, WestPoint will have greater flexibility to undergo fluctuations in short-term earnings and to focus on our long-term value by pursuing its long-term strategy, without the constraint of the public market's emphasis on quarterly results.

           The purpose of the two members of the board who are exchanging stockholders for engaging in the transactions contemplated by the recapitalization plan is to maintain their ownership interests in the equity of WestPoint on the belief that this investment may yield long term capital appreciation.

RECOMMENDATIONS AS TO THE RECAPITALIZATION

           On March 24, 2000, the board of directors (without the participation of Mr. Green and Mr. Ward) unanimously determined that the recapitalization plan and the transactions it contemplates, including two amendments to the certificate of incorporation, are advisable, fair to and in the best interests of the public stockholders. The board of directors recommends that the stockholders of WestPoint approve and adopt the recapitalization plan and the transactions it contemplates including two amendments to the certificate of incorporation. The members of the board who are exchanging stockholders did not participate in the board's deliberations regarding the recapitalization or vote on the recapitalization plan or the recommendation to the stockholders.

           Messrs. Green and Ward, the two members of the board of directors who are exchanging stockholders, have considered the analyses and findings of the board of directors with respect to the fairness of the recapitalization to public stockholders. While these directors did not participate in the board's deliberations regarding the recapitalization, they adopt the analyses and findings of the board, as of the date of this proxy statement, with respect to the fairness of the recapitalization. These persons, therefore, believe that the recapitalization is fair to and in the best interests of the public stockholders.

INTERESTS OF SPECIFIED PERSONS

           Stockholders should be aware that, primarily as a result of their relationships with WestPoint and its affiliates, some directors and executive officers of WestPoint (as specified on Annex C) had at the time the recapitalization plan was negotiated and executed, and currently have, interests that are different from, or in addition to, the interests of stockholders generally. These interests have presented them with direct conflicts of interest in connection with the recapitalization. The board of directors was and is aware of the interests and conflicts described below and elsewhere in this proxy statement; these interests were considered in addition to the other matters described under "Special Factors - Recommendation as to the Recapitalization" and "-Purpose and Reasons for the Recapitalization." For information on the role of the members of the board of directors, see also "Special Factors Background of the Recapitalization."

           As of the record date, the directors of WestPoint who are not the exchanging stockholders and who comprise the independent majority beneficially owned an aggregate of ____________ shares of common stock. Based on the recapitalization consideration, the aggregate consideration which would be received in the recapitalization by these directors of WestPoint in respect of their shares would be $_________. In addition, as of the record date, those directors of WestPoint held options to purchase an aggregate of _____ shares with a weighted average exercise price of $_________ per share. Based on the recapitalization consideration and the provision in the recapitalization plan that all options to purchase shares of common stock, other than in-the-money options held by exchanging stockholders, will be canceled with payment of any excess of $22.00 per share covered by the option over the per share exercise price, the aggregate consideration which would be received in the recapitalization by these directors of WestPoint in respect of these options would be $____________. See "Security Ownership of Specified Beneficial Owners and Management."

           In the recapitalization, specified executive officers and directors of WestPoint, including Mr. Green and Mr. Ward, but not including any of the independent members of the board, will continue to own common stock following the recapitalization. The shares beneficially owned by Mr. Green and his affiliates represent about 36% of the current issued and outstanding common stock of WestPoint. Listed below are the exchanging stockholders who are executive officers or directors and the number of shares and options that each will own before and after the recapitalization. Unless otherwise indicated, the address of each of the exchanging stockholders is c/o WestPoint Stevens Inc., 507 West Tenth Street, West Point, Georgia 31833.

         EXCHANGING STOCKHOLDER                        OPTIONS                         COMMON STOCK
         ----------------------                        -------                         ------------
         WPS Investors, L.P. (1)                              0                          15,483,306
         Holcombe T. Green, Jr.                       1,000,000(2)                        1,675,058(3)
       Green Capital IV, L.P. (1)                             0                             475,333
           Green & Company (1)                                0                             325,000
    Hall Family Investments, L.P. (1)                         0                             232,500
                Tom Ward                                350,000                             136,306
               Jack Toolan                               98,208                              38,665
               Joan Amberg                               37,067                              15,057
               David Meek                                50,000                               7,809(4)
                                                 -------------------                ------------------
   TOTAL                                              1,535,275                          18,389,034

-----------------------------------

(1) The address of these persons is 3475 Piedmont Road, N.W., Suite 1600, Atlanta, Georgia 30305.

(2) Of the options granted to Mr. Green, 800,000 shares are subject to stockholder approval at the annual meeting of WestPoint in 2000.

(3) Includes 500,000 shares pursuant to agreement under which Mr. Green was obligated to return a pro rata portion of the awarded shares if his employment with WestPoint terminates for any reason other than death, total disability, or a change in control of WestPoint, prior to October 27, 2004.

(4) Includes 5,809 shares of restricted common stock granted as an inducement to accept employment with WestPoint after withholding shares to pay income tax.

PLANS FOR WESTPOINT AFTER THE RECAPITALIZATION; CONDUCT OF WESTPOINT'S BUSINESS IF THE RECAPITALIZATION IS NOT CONSUMMATED

           The consummation of the recapitalization plan is subject to the satisfaction or waiver of numerous conditions, including, without limitation, receipt of the requisite stockholder approvals. Even if the requisite stockholder approvals are obtained, because there are other conditions that are beyond the control of WestPoint, there can be no assurance that the recapitalization will be consummated.

           Whether or not the recapitalization plan is consummated, it is expected that WestPoint's business will continue to be operated substantially as it is presently being conducted with the assistance of its current management team and under the direction of its board of directors. As of the date hereof, no other transaction is being considered as an alternative to the transaction.

                         MARKET PRICES FOR COMMON STOCK

           WestPoint's common stock has traded on the New York Stock Exchange ("NYSE") under the symbol "WXS" since October 15, 1999, and before that was traded on the National Market ("NASDAQ") under the symbol "WPSN." The table below lists the range of the high and low bid and asked sales prices for the common stock, as reported by the NYSE or NASDAQ as well as dividends paid for the periods indicated. WestPoint's existing credit facility permits dividends to be paid from its excess cash flow, as defined in that credit facility.

                  1998                   HIGH                   LOW                  DIVIDENDS
First Quarter                          29.2500                21.7500                   --
Second Quarter                         34.7500                28.2500                   --
Third Quarter                          37.8750                25.9375                   --
Fourth Quarter                         32.5000                24.6250                   --

                  1999
First Quarter                          32.0000                23.2500                   --
Second Quarter                         37.5625                26.5000                    $.02
Third Quarter                          33.0000                22.2500                    $.02
Fourth Quarter                         24.5000                15.1875                    $.02

                  2000
First Quarter                          19.0000                13.7500                    $.02
Second Quarter (through _______)        ________               ________               ________


           On February 10, 2000, the last full trading day before the initial announcement of the recapitalization proposal at $21.00 per share, the closing price of the common stock was $14.8125 per share. On March 24, 2000, the last trading day before the public announcement of the approval of the recapitalization plan at $22.00 per share, the closing price of the common stock was $17.125 per share. On ____________, 2000, the closing price of the common stock was $____________ per share, and there were about _______________ record holders of the common stock. Stockholders should obtain current market price quotations for the common stock in connection with voting their shares.

                               THE SPECIAL MEETING

MATTERS TO BE CONSIDERED

           The enclosed proxy is solicited by and on behalf of the board of directors for use at the special meeting. The purpose of the special meeting is to vote upon a proposal to approve and adopt the recapitalization plan, including the two amendments to WestPoint's certificate of incorporation included therein, and to transact any other business as may properly come before the special meeting and any adjournments or postponements thereof. If the recapitalization plan is approved by the stockholders of WestPoint and the other conditions to the recapitalization are either satisfied or waived, each share of common stock of WestPoint issued and outstanding immediately before the effective time of the recapitalization and held by the public stockholders will be reclassified into series B participating preferred stock, which will be immediately redeemed for $22.00 per share in cash, without interest. Each share of common stock held by the exchanging stockholders will be exchanged before the effective time of the recapitalization into shares of series A participating preferred stock, which will be reclassified into common stock of WestPoint. See "Specified Provisions of the Recapitalization Plan - The Recapitalization" and "The Recapitalization - Important Effects of the Recapitalization."

           A copy of the recapitalization plan is attached to this proxy statement as Annex A. See also "The Recapitalization" and "Specified Provisions of the Recapitalization Plan." Copies of each amendment are attached as Exhibits A and B to the recapitalization plan. THE BOARD OF DIRECTORS (WITHOUT THE PARTICIPATION OF MESSRS. GREEN AND WARD) HAS, BY UNANIMOUS VOTE, APPROVED THE RECAPITALIZATION PLAN AND RECOMMENDS A VOTE FOR THE APPROVAL AND ADOPTION OF THE RECAPITALIZATION PLAN.

REQUIRED VOTES

           Under Delaware law, the affirmative vote of the holders of a majority of the outstanding common stock is required to approve and adopt the recapitalization plan and the transactions it contemplates. The recapitalization plan also requires that the affirmative vote of at least 60% of the shares of common stock held by the public stockholders voting at the special meeting in person or by proxy. Mr. Green and his affiliates have agreed with WestPoint to vote all shares as to which they have voting power, which represent 36% of the outstanding common stock, in favor of the approval and adoption of the recapitalization plan. WestPoint has asked Mr. Ward and other executive officers who are exchanging stockholders how they intend to vote, and based on responses to date, has been advised that they intend to vote shares that represent an aggregate of 0.35% of the outstanding shares in favor of approval and adoption of the recapitalization plan.

VOTING AND REVOCATION OF PROXIES

           Shares that are entitled to vote and are represented by a properly signed proxy received at or before the special meeting, unless subsequently properly revoked, will be voted in accordance with the instructions indicated on the proxy. IF A PROXY IS SIGNED AND RETURNED WITHOUT INDICATING ANY VOTING INSTRUCTIONS, SHARES REPRESENTED BY THAT PROXY WILL BE VOTED FOR THE PROPOSAL TO APPROVE AND ADOPT THE RECAPITALIZATION PLAN. The board is not currently aware of any business to be acted upon at the special meeting other than as described in this proxy statement. If, however, other matters are properly brought before the special meeting or any adjournments or postponements of the special meeting, the persons appointed as proxies will have the discretion to vote or act on the other matters in accordance with their best judgment, unless authority to do so is withheld in the proxy.

           Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the shares represented by that proxy are voted at the special meeting by:

         o        attending and voting in person at the special meeting;

         o delivering to the Secretary of WestPoint a written notice of revocation; or

         o delivering to the Secretary of WestPoint a duly executed proxy relating to the same shares and matters to be considered at the special meeting, bearing a date later than the proxy previously executed.

           Attendance at the special meeting will not in and of itself constitute a revocation of a proxy. All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: WestPoint Stevens Inc., 507 West Tenth Street, West Point, Georgia 31833, Attention: Secretary, and must be received before the taking of the votes at the special meeting.

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM

           Only holders of shares at the close of business on ___________________, 2000, will be entitled to receive notice of and to vote at the special meeting. At the close of business on that record date, there were outstanding and entitled to vote ____________ shares of common stock. Under the terms of the certificate of incorporation of WestPoint, each share of common stock is entitled to one vote. The presence, in person or by proxy, at the special meeting of the holders of at least a majority of the outstanding common stock is necessary to constitute a quorum for the transaction of business. Abstentions will be counted as votes present for the purposes of determining whether a quorum is present but will not be counted as votes cast in favor of approval and adoption of the recapitalization plan. Proxies relating to "street name" shares that are voted by brokers will be counted as votes present for purposes of determining the presence of a quorum on all matters, but will not be treated as shares having voted at the special meeting as to any proposal as to which authority to vote is withheld by the broker ("broker non-votes"). Any abstentions and broker non-votes will have the same effect as negative votes with respect to the requirement that the recapitalization plan be approved by holders of a majority of outstanding shares. However, they will not have the same effect as negative votes with respect to the requirement that 60% of the shares voted by the disinterested stockholders approve the recapitalization plan.

SOLICITATION OF PROXIES

           The cost of solicitation of proxies will be paid by WestPoint. In addition to the use of the mails, proxies may be solicited by telephone by officers and directors and a small number of regular employees of WestPoint, who will not be specially compensated for these services. WestPoint may also request banks and brokers to solicit proxies from their customers, where appropriate, and will reimburse those persons for reasonable expenses incurred in that regard.

RECOMMENDATION OF THE BOARD OF DIRECTORS

           The board of directors has approved the recapitalization plan and the transactions it contemplates. The board of directors believes that the recapitalization plan and the transactions it contemplates are in the best interests of us and our public stockholders and recommends that the stockholders vote "FOR" approval and adoption of the recapitalization plan. See "Special Factors--Reasons for the Recapitalization."

                              THE RECAPITALIZATION

           For a description of the principal terms of the recapitalization plan, including the consideration to be received by the public stockholders, see "Specified Provisions of the Recapitalization Plan."

IMPORTANT EFFECTS OF THE RECAPITALIZATION

           If the recapitalization plan is approved by the stockholders and the other conditions to the consummation of the recapitalization are either satisfied or waived, each share of common stock of WestPoint issued and outstanding immediately before the effective time of the recapitalization and held by public stockholders will be reclassified into one share of series B participating preferred stock, which will be immediately redeemed by WestPoint for the recapitalization consideration. Each share of common stock held by the exchanging stockholders will be exchanged for series A participating preferred stock prior to the effective time of the recapitalization. Each share of series A participating preferred stock outstanding immediately before the effective time of the recapitalization will be reclassified into common stock.

           The plan of recapitalization will be consummated on the date and at the time that a certificate of amendment to WestPoint's certificate of incorporation is filed with the Secretary of State of Delaware. This certificate of amendment, which will effect the reclassification of WestPoint's capital stock, is attached as Exhibit B to the recapitalization plan, which is attached as Annex A to this proxy statement. Additionally, WestPoint will need to file a certificate of amendment to WestPoint's certificate of incorporation before the reclassification to provide for the issuance of the preferred stock into which the common stock will be exchanged or reclassified. This amendment is attached as Exhibit A to the recapitalization plan.

           After the recapitalization, the public stockholders will cease to have any ownership interest in WestPoint or rights as holders of common stock. The public stockholders will no longer benefit from any increases in the value and will no longer bear the risk of any decreases in the value of WestPoint. The exchanging stockholders and the purchasers of shares of preferred stock and new shares of common stock will be the sole beneficiaries of any future earnings and growth of WestPoint; only these persons will have the ability to benefit from any divestitures, strategic acquisitions or other corporate opportunities that may be pursued by WestPoint in the future.

           As a result of the recapitalization, WestPoint will be a privately held company and there will be no public market for the common stock. The common stock will no longer be listed on the New York Stock Exchange. In addition, WestPoint intends to terminate the registration of the common stock under the Securities Exchange Act of 1934 as soon after consummation of the recapitalization as the requirements for termination of registration are met. After the registration is terminated, WestPoint will no longer be required to file periodic reports with the Securities and Exchange Commission.

           WestPoint believes that the recapitalization will not give rise to gain, loss or other income to WestPoint. The transaction will be taxable to the public stockholders and such stockholders may realize gain or loss on their shares for tax purposes. For information regarding important tax consequences to these stockholders, see "The Recapitalization - Material Federal Income Tax Consequences."

RECAPITALIZATION FINANCING

           GENERAL

           The total amount of cash required to consummate the transactions contemplated by the recapitalization plan, including the payment of the recapitalization consideration, the refinancing of certain indebtedness and the payment of related fees and expenses, is estimated to be approximately $____________ million. We will provide these funds from the proceeds of financing arrangements, which include a combination of borrowings under new senior credit facilities and the sale of shares of preferred stock and new shares of common stock. These facilities are more fully described below.

           SENIOR CREDIT FACILITIES

           WestPoint has received a commitment letter from First Union National Bank to provide WestPoint with new senior credit facilities to consummate the recapitalization. The senior credit facilities will consist of a $250 million revolving credit facility, of which about $____ million is expected to be drawn at closing, and term loan facilities of $850 million, all of which will be fully drawn at such closing. The revolving credit facility matures in five years. The term loan facility is comprised of a $300 million approximately 5-year amortizing term loan A, a $275 million approximately 6-year amortizing term loan B, and a $275 million approximately 7-year term loan C. Term loans B and C may be accelerated if WestPoint does not refinance its existing outstanding senior notes before 2005.

           The senior credit facilities will be secured by a first priority lien on the all of the equity or other ownership interests of WestPoint's subsidiaries, as well as a first priority lien on and security interest in all of WestPoint's and its subsidiaries' assets, except as otherwise provided. Additionally, all domestic subsidiaries of WestPoint will guarantee the senior credit facilities.

           The senior credit facilities will bear interest at a floating rate based upon either (i) the London Interbank Offered Rate or LIBOR, plus an additional margin that adjusts based on WestPoint's leverage, or (ii) the higher of the prime rate of the lender or the federal funds rate plus 0.5%, plus such additional margin that adjusts based on WestPoint's leverage. The commitment also provides that WestPoint will be subject to (i) certain covenants governing mandatory and voluntary prepayment of amounts outstanding under the senior credit facilities; (ii) certain covenants governing future operations, including restrictions on liens, negative pledges, sale of assets, mergers, consolidations and the incurrence of debt; and (iii) certain financial tests, such as a minimum ratio of WestPoint's consolidated EBITDA to its consolidated interest expense. This commitment is subject to specified conditions, including the negotiation of definitive agreements, compliance with laws and regulations, and no material adverse change in the business, properties, prospects, operations or condition (financial or otherwise) of WestPoint or any of its subsidiaries, as well as other customary conditions.

           The commitment also requires that the aggregate value of shares of common stock held by exchanging stockholders, which will be exchanged for series A participating preferred stock prior to the effective time of recapitalization and then reclassified into common stock pursuant to the recapitalization plan, equal not less than $481.6 million, or 21,890,909 shares based on a value of $22.00 per share. The exchanging stockholders own a total of ____________ shares of WestPoint common stock.

           WestPoint plans to repay this debt with working capital and funds acquired through its operations.

           EQUITY FINANCING - NEW ISSUANCE OF PREFERRED STOCK AND COMMON STOCK

           WestPoint has received commitments for equity financing from First Union Investors, Inc., an affiliate of First Union National Bank, and from Greenwich Street Capital Partners II, L.P., a private investment firm, and Northeast Investors Trust, a registered investment company under the Investment Company Act of 1940. First Union Investors, Inc., has agreed to purchase $50 million of a new series of preferred stock of WestPoint and to assist in arranging the placement of an additional $75 million with the other financial institutions who will act as co-agents on the senior credit facilities, or with their affiliates. Greenwich Street Capital Partners II, L.P. has agreed to purchase $125 million of a new series of preferred stock of WestPoint and $125 million of WestPoint common stock at $22.00 per common share. Northeast Investors Trust has agreed to purchase an additional $25 million of the same series of preferred stock of WestPoint to be purchased by Greenwich Street Capital Partners II, L.P. These commitments are subject to specified conditions, including the negotiation of customary definitive agreements, no material adverse change in the business of WestPoint and consummation of the recapitalization plan.

           The preferred stock WestPoint will sell to these entities will be entitled to quarterly dividends which will cumulate to the extent not declared and paid and will have a liquidation preference in respect of WestPoint's common stock. The preferred stock will be redeemable by WestPoint at times and prices specified in the equity commitment letters and will be mandatorily redeemable by WestPoint upon the earliest to occur of certain specified events, such as a change of control or a merger, consolidation or sale of WestPoint or its assets. The preferred stock will vote together with the common stock with respect to the election of directors of WestPoint and all other matters; however, the preferred stock will vote separately as a class for the election of a director. Each share of preferred stock will have ten votes. The rights of holders of such preferred stock may not be modified without first obtaining the written consent of stockholders required under each of the respective equity commitment letters.

           WestPoint will grant customary demand and piggy-back registration rights in respect of the shares of common stock to be issued, and information rights, pre-emptive rights and similar customary rights to the purchasers of the new common stock and certain warrants. WestPoint has agreed to provide Greenwich Street Capital Partners II, L.P. the right to nominate one member to its board of directors. In addition, WestPoint has agreed to issue additional shares of common stock or warrants for common stock for nominal consideration to the new equity purchasers, to pay specified fees to those purchasers, and to reimburse them for their expenses related to their investment, including their legal fees.

           SOURCES AND USES OF FUNDS

           WestPoint currently expects that about $_____ million will be required to pay the recapitalization consideration in respect of the shares of WestPoint common stock to be reclassified into series B participating preferred stock and redeemed in the recapitalization. In addition, WestPoint currently expects that about $____ million will be required to be paid to the holders of options in connection with the cancellation of those options. In connection with the recapitalization, some of WestPoint's existing debt will be retired, requiring cash estimated to be about $704 million. As detailed below, the fees and expenses associated with the recapitalization are expected to be about $_____ million. The total uses of cash in the recapitalization, therefore, is expected to be about $______ million.

           To obtain these funds, WestPoint will borrow about $_____ million under the new senior credit facilities, consisting of $_____ million of the $250 million revolving credit facility and $850 million in three term loans. Additionally, $275 million in preferred stock and $125 million in common stock will be sold by WestPoint. The total sources of funds expected to be available for the recapitalization is $_____ million. These sources are described more fully below. WestPoint has not arranged alternative financing sources.

           The following is an estimate of fees and expenses to be incurred in connection with the recapitalization:

                 Financing Fees and Expenses                  $
                   Financial Advisors Fees
                   Legal Fees and Expenses
               Accountants' Fees and Expenses
                    Valuation Report Fees
                          Printing
                         Filing Fees
                 Information/Transfer Agent
                           Mailing
                        Miscellaneous
                            Total                             $


           If the recapitalization plan is not consummated, WestPoint will bear fifty percent of the following fees and expenses, up to a maximum amount of $1,000,000, actually and reasonably incurred in connection with the recapitalization plan or any of the transactions contemplated thereby: (i) the fees and expenses of Jones Day; (ii) the fees and expenses of the valuation firm rendering the solvency opinion pursuant to the recapitalization plan; (iii) the expenses of the debt and equity financing sources; and (iv) the expenses of Mr. Green's financial advisors.

ACCOUNTING TREATMENT OF THE RECAPITALIZATION

           It is a condition to consummation of the recapitalization and the other transactions contemplated by the recapitalization plan that these transactions be accounted for as a recapitalization. Under the recapitalization method of accounting, the historical cost basis of WestPoint's assets and liabilities will be carried forward to WestPoint, as a privately held corporation, with the aggregate cost of redemption of the reclassified WestPoint common stock accounted for as a reduction to stockholders' equity. Accordingly, the historical basis of assets and liabilities will not be affected by the recapitalization and the other transactions.

GOVERNMENTAL AND REGULATORY APPROVALS

           Under the Hart-Scott-Rodino Improvements Act of 1996 (referred to as "HSR Act") and the rules promulgated under that act by the Federal Trade Commission (referred to as the "FTC"), specified transactions may not be completed until notifications have been given and specified information has been furnished to the FTC and the Antitrust Division of the Department of Justice (referred to the "Antitrust Division"). Specified waiting period requirements must also have been satisfied. WestPoint has concluded that the recapitalization plan is subject to the notification and reporting requirements of the HSR Act and is currently preparing the required filing materials. At any time before or after consummation of the recapitalization, the Antitrust Division, the FTC or state attorneys' general could take action under the antitrust laws that they deem necessary or desirable in the public interest, including seeking to enjoin the consummation of the recapitalization. Private parties may also seek to take legal action under the antitrust laws under some circumstances.

           Based on the information available to us, we believe that the recapitalization can be effected in compliance with federal and state antitrust laws. However, there is no assurance that a challenge to the consummation of the recapitalization on antitrust grounds will not be made or that, if such challenge were made, WestPoint would prevail or would not be required to accept certain conditions in order to consummate the recapitalization.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

           The following is a summary of the principal federal income tax consequences of the recapitalization to the stockholders with respect to their shares of common stock. The discussion is for general information only and does not consider all aspects of federal income taxation that might be relevant to stockholders. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (referred to as the "Code"), existing regulations promulgated under the Code, and administrative and judicial interpretations of the Code, all of which are subject to change, possibly with retroactive effect. The discussion applies only to stockholders who hold shares of common stock as capital assets within the meaning of Section 1221 of the Code; this discussion does not apply to:

         o holders of common stock received under compensation arrangements;

         o holders of common stock held as part of a "straddle," "hedge," "conversion transaction," "synthetic security," or other integrated investment;

         o specified types of stockholders, including pass-through entities, financial institutions, regulated investment companies, insurance companies, tax-exempt organizations and broker-dealers;

         o stockholders who actually or constructively hold 5% or more of the common stock;

         o stockholders that have a functional currency other than the U.S. dollar; or

         o public stockholders who bear a relationship to an exchanging stockholder described in Section 318 of the Code.

           Tax Consequences to Public Stockholders. The following is a summary of the U.S. federal income tax consequences that will apply to you if you are a public stockholder who is a United States Holder.

           Certain consequences to public stockholders who are "Non-United States Holders" are described below. "United States Holder" means a public stockholder that is:

         o        a citizen or resident of the United States;

         o a corporation created or organized in or under the laws of the United States or any political subdivision of the United States;

         o an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

         o a trust if, in general, a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions.

           The receipt of series B participating preferred stock and subsequently cash, in the recapitalization will be a taxable transaction to a United States Holder for federal income tax purposes, and may also be a taxable transaction under applicable foreign, state, local or other tax laws. In general, for federal income tax purposes, a United States Holder will recognize capital gain or loss equal to the difference between $22.00 per share and the stockholder's adjusted tax basis in his common stock.

           Net capital gain is generally gain from the disposition of a capital asset that has been held for more than 12 months in excess of loss from the disposition of a capital asset. In this case, the date of the disposition of the common stock will be the date on which the United States Holder receives the series B preferred stock. Net capital gain recognized by a non-corporate United States Holder will generally be subject to a maximum tax rate of 20% for federal income tax purposes. Capital gain recognized with respect to common stock that has been held for 12 months or less will be subject to tax at ordinary income tax rates. Net capital gains derived by corporations currently are taxed at the same rates as ordinary income. There are also limitations on a United States Holder's ability to deduct capital losses.

           The following discussion is limited to certain anticipated U.S. federal income tax consequences to a public stockholder that is an individual, corporation, estate or trust that is not a United States Holder (referred to as a "Non-United States Holder").

           In the case of any Non-United States Holder, the paying agent may withhold 30% of the amount of cash paid to that stockholder in the recapitalization in order to satisfy specified withholding requirements, unless that Non-United States Holder proves in a manner satisfactory to WestPoint and the paying agent that:

         o the Non-United States Holder is not an exchanging stockholder and is not considered to own any common stock held by any exchanging stockholder under the rules described in Section 318 of the Code;

         o the cash received in the recapitalization will qualify for treatment under Section 302 of the Code as proceeds of a sale or exchange of common stock;

         o the Non-United States Holder is eligible for a reduced rate of withholding with respect to dividend income under an applicable tax treaty, in which case the paying agent will withhold at the reduced treaty rate; or

         o        no withholding is otherwise required

           Non-United States Holders should consult their own tax advisers regarding the application of these withholding rules.

           Backup Withholding. Payments to a public stockholder in connection with the recapitalization may be subject to "backup withholding" at a rate of 31%, unless such stockholder is a corporation or comes within specified exempt categories and, when required, demonstrates this fact or provides a correct taxpayer identification number (referred to as "TIN") the paying agent and otherwise complies with applicable requirements of the backup withholding rules. A public stockholder who does not provide a correct TIN may be subject to penalties imposed by the Internal Revenue Service (referred to as the "IRS"). Any amount paid as backup withholding does not constitute an additional tax and will be creditable against the public stockholder's federal income tax liability, provided that the required information is furnished to the IRS. Each public stockholder should consult with his own tax advisor as to his qualification or exemption from backup withholding and the procedure for obtaining this exemption. Public stockholders may prevent backup withholding by completing a Substitute Form W-9 and submitting it to the paying agent.

           Tax Consequences to Exchanging Stockholders. There should be no material adverse federal income tax consequences to exchanging stockholders as a result of the exchange of their shares of common stock for shares of series A participating preferred stock before the recapitalization and the reclassification of those shares of preferred stock back into common stock in the recapitalization.

           WESTPOINT STOCKHOLDERS SHOULD NOTE THAT WESTPOINT HAS NOT OBTAINED, AND WILL NOT OBTAIN, A RULING FROM THE IRS OR AN OPINION OF COUNSEL REGARDING THE MATTERS DESCRIBED IN THIS PROXY STATEMENT. EACH STOCKHOLDER IS URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO THE STOCKHOLDER OF THE PROPOSED TRANSACTIONS, INCLUDING FEDERAL, STATE AND LOCAL TAX CONSEQUENCES

APPRAISAL RIGHTS

           Stockholders are not entitled to appraisal rights in connection with the matters to be considered at the special meeting because Delaware law only provides for appraisal rights in connection with a merger or consolidation. Therefore, if the recapitalization plan is approved by the stockholders and is completed, you may be forced to accept the recapitalization consideration even if you believe that amount is insufficient.

                SPECIFIED PROVISIONS OF THE RECAPITALIZATION PLAN

           The summary below describes the material provisions of the recapitalization plan. A copy of the recapitalization plan is attached as Annex A to this proxy statement and is incorporated in this proxy statement by reference. This summary is qualified in its entirety by reference to the recapitalization plan.

THE RECAPITALIZATION

           Assuming the conditions to the consummation of this recapitalization plan are satisfied, WestPoint will file a certificate of amendment to its certificate of incorporation to authorize the issuance of preferred stock and to designate the series A participating preferred stock and the series B participating preferred stock. This charter amendment is attached as Exhibit A to the recapitalization plan, which is attached as Annex A to this proxy statement. Exchanging stockholders will exchange the shares of common stock registered in their names for shares of series A participating preferred stock, par value $.01 per share. Subsequently, at the effective time of the recapitalization:

         o each outstanding share of common stock held by a public stockholder will, without any action on the part of the public stockholder, be reclassified as and converted into one share of series B participating preferred stock, par value $.01 per share;

         o each outstanding share of series A participating preferred stock held by an exchanging stockholder will, without any action on the part of the holder, be reclassified as and converted into one share of common stock, par value $.01 per share; and

         o immediately following the reclassification, WestPoint will redeem each outstanding share of series B participating preferred stock for the recapitalization consideration.

           The recapitalization plan will be consummated on the date and at the time that a certificate of amendment to WestPoint's certificate of incorporation is filed with the Secretary of State of Delaware. This certificate of amendment, which will effect the reclassification of WestPoint's capital stock, is attached as Exhibit B to the recapitalization plan, which is attached as Annex A to this proxy statement.

OPTIONS AND STOCK AWARDS

           Prior to the effective time of the recapitalization, all unvested options to purchase shares of common stock will have the vesting period accelerated so that the option becomes immediately exercisable. To the extent that any option, other than an option held by an exchanging stockholder, remains unexercised at the effective time of the recapitalization, the option will be canceled and the holder will receive an amount in cash equal to the excess, if any, of $22.00 over the exercise price per share of common stock purchasable under the option. Options held by the exchanging stockholders which are not exercised prior to the effective time of the recapitalization will remain outstanding if the exercise price is less than $22.00. All options with exercise prices of $22.00 or more will be cancelled at the effective time of the recapitalization.

           In addition, shares of common stock earned but unvested under WestPoint's Key Employee Stock Bonus Plan or other equity awards under any other compensation plan or arrangement of WestPoint or other agreement will become vested prior to the effective time of the recapitalization.

SURRENDER AND PAYMENT OF CERTIFICATES FOR CASH

           The Bank of New York will act as paying agent (referred to as the "paying agent") for the purpose of paying the recapitalization consideration upon surrender of certificates formerly representing shares of our common stock. Immediately after the effective time, we will deposit or cause to be deposited with the paying agent the consideration to be paid in respect of the shares redeemed in the recapitalization, as well as certificates representing the number of shares of common stock to be received by the exchanging stockholders upon reclassification of their series A participating preferred stock. As soon as practicable after the effective time, we will cause the paying agent to mail to each person who held shares of common stock at the effective time a notice and letter of transmittal for use in the exchange, which will specify that the delivery will be effected, and risk of loss and title to the certificates will pass, only upon delivery of the certificates formerly representing shares of common stock to the paying agent. The paying agent will also send instructions for use in effecting the surrender of those certificates in exchange for the recapitalization consideration.

           Each holder of shares that have been reclassified and redeemed, and represent a right to receive cash upon surrender to the paying agent of a certificate or certificates formerly representing shares of common stock and delivery of a properly completed letter of transmittal form covering those certificates, will be entitled to receive the recapitalization consideration payable in respect of the shares represented by those certificates. Stockholders should surrender certificates only with a letter of transmittal and should not send certificates at this time. Stockholders should not send any stock certificates with the enclosed proxy card. After the effective time and until so surrendered, each certificate which represented common stock immediately before the effective time will represent for all purposes only the right to receive the cash payable in respect of those shares. The paying agent and WestPoint will be entitled to deduct and withhold from the consideration otherwise payable under the recapitalization plan any amounts that the paying agent or WestPoint are required to deduct and withhold under the Code, or any applicable provision of state, local or foreign tax law, with respect to the making of any payment of the cash consideration.

           If any portion of the cash consideration under the recapitalization plan is to be paid to a person other than the person in whose name the certificates surrendered are registered in the transfer records of WestPoint, payment will be conditioned upon:

         o the certificate or certificates so surrendered being properly endorsed or accompanied by appropriate stock powers with a guaranteed signature and otherwise be in proper form for transfer;

         o        the transfer must otherwise be proper; and

         o the person requesting the transfer of the payment to another paying to the paying agent any transfer or other taxes required as a result of the payment to such other person or establishing to the satisfaction of the paying agent that the taxes have been paid or are not payable.

           If any certificates are lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificates to be lost, stolen or destroyed, WestPoint will issue in exchange for the lost, stolen or destroyed certificate the cash payable in respect of the shares represented by the certificate. As a condition precedent to this payment for lost, stolen or destroyed certificates, however, WestPoint may, in its discretion, require the owner of the lost, stolen or destroyed certificate to give a bond in a sum it may direct as indemnity with respect to the certificate claimed to have been lost, stolen or destroyed. The affidavit and any indemnity that may be required must be delivered to the paying agent, who will be responsible for making the cash payment for any lost, stolen, or destroyed certificates in accordance with the terms of the recapitalization plan.

           Any portion of the recapitalization consideration made available to the paying agent that remains unclaimed 90 days after the effective time of the recapitalization will be returned to WestPoint. Any holders who have not exchanged their shares for the cash consideration payable in respect of those shares before that time may look only to WestPoint for payment. WestPoint will not be liable to any holder of shares for any amount paid to a public official under applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares three years after the effective time of the recapitalization, or an earlier date immediately before the time as any amounts would otherwise escheat to or become property of any governmental entity, will, to the extent permitted by applicable law, become the property of WestPoint free and clear of any claims or interest of any person previously entitled to the unclaimed amounts.

CONDITIONS TO THE CONSUMMATION OF THE RECAPITALIZATION

           Consummation of the recapitalization is subject to the satisfaction, or waiver by the board of directors, of the following conditions:

         o the recapitalization plan, and all transactions contemplated by the recapitalization plan, including both amendments to the certificate of incorporation, will have been approved and adopted by the stockholders of WestPoint in accordance with Delaware law and WestPoint's certificate of incorporation;

         o the holders of 60% of issued and outstanding shares held by public stockholders voting in person or in proxy at the special meeting will have voted to approve and adopt the recapitalization plan and the transactions it contemplates;

         o WestPoint will have entered into definitive agreements upon terms and conditions satisfactory to the board of directors, and all conditions to the availability of funds under such agreements shall have been satisfied or waived, entitling WestPoint to receive, and WestPoint will have received at or before the effective time, cash proceeds sufficient (1) to pay the recapitalization consideration and other cash payments contemplated by the recapitalization plan and all transactions contemplated by the recapitalization plan; (2) to refinance any indebtedness which may be accelerated by virtue of consummation of the recapitalization plan; (3) to pay all fees and expenses in connection with the recapitalization plan; and

                  (4) to provide sufficient funds to satisfy WestPoint's working capital requirements.

         o WestPoint will have received all licenses, permits, consent, approvals, authorizations, qualifications, and orders of governmental authorities and parties to contracts with WestPoint and its subsidiaries that are necessary to consummate the recapitalization, other than those which would not have a material adverse effect on the recapitalization, financial condition, results of operations or businesses of WestPoint and its subsidiaries or the continuance of operations and business of WestPoint and its subsidiaries after the recapitalization;

         o no restraining order or injunction issued by any court will prohibit the consummation of the recapitalization;

         o all actions, proceedings, instruments and documents required to carry out the transactions contemplated by the recapitalization plan, and all other related legal matters, will have been completed and WestPoint will have received (i) such certifications, representations and agreements from the exchanging stockholders and the parties providing the equity component of the financing and (ii) such opinions and advice of counsel to WestPoint, in each case as the board of directors will have requested;

         o the board of directors will have received a written valuation report with respect to WestPoint's assets and liabilities from an independent valuation firm selected by the board of directors, in form and substance satisfactory to the board, concluding that as of and immediately after the effective time, after giving effect to any changes in assets and liabilities as a result of the recapitalization plan and after giving effect to the financing and related fees and expenses necessary to consummate the recapitalization plan, WestPoint will not (i) be insolvent, either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair saleable value of assets is less than the amount required to pay probable liability on existing debts as they mature, (ii) have unreasonably small capital with which to engage in its business, (iii) have incurred debts beyond its ability to pay as they become due, or (iv) be without a sufficient surplus to consummate the recapitalization without violating Delaware law;

         o the board of directors will have received, before submission of the recapitalization plan to WestPoint stockholders, the written opinion of each of Merrill Lynch and Banc of America Securities, or any other nationally recognized investment banking firm as the board of directors may designate, in a form and substance satisfactory to the board of directors, to the effect that as of, on or about the date of the proxy statement, the recapitalization consideration deliverable to the public stockholders, is fair from a financial point of view to those holders; and

         o the applicable waiting period, including any extensions, under the HSR Act, as amended, with respect to the actions contemplated by the recapitalization plan will have expired or have been terminated and all other material authorizations, consents, orders or approvals of, or regulations, declarations or filings with, or expirations of applicable waiting periods imposed by any governmental entity, including any foreign antitrust filings, necessary for the consummation of the transactions contemplated by the recapitalization plan, will have been obtained.

TERMINATION

           The recapitalization plan may be terminated and the transactions it contemplates abandoned by the board of directors at any time before consummation of the exchange by the exchanging stockholders of their shares of common stock for shares of series A participating preferred stock, notwithstanding approval of the recapitalization plan by the stockholders of WestPoint.

AMENDMENT AND WAIVER

           The provisions of the recapitalization plan may be amended or waived in any respect by the board of directors at any time before the exchange by the exchanging stockholders of their shares of common stock for shares of series A participating preferred stock; provided that after the approval of the recapitalization plan by the stockholders, no amendment or waiver will, without the further approval of those stockholders, modify the charter amendments, or change the kind or reduce the amount of the recapitalization consideration to be delivered in respect of the common stock or the series A participating preferred stock.

                   ADDITIONAL INFORMATION REGARDING WESTPOINT

WESTPOINT

           WestPoint manufactures and markets bed and bath home fashions products for distribution to chain and department stores, mass merchants and specialty stores. Home fashions products are manufactured and distributed under several trademarks owned by WestPoint and pursuant to various licensing agreements.

           WestPoint's management estimates that it has the largest market share in the domestic sheet and pillowcase market, at about 36%, and the largest market share in the domestic bath towel market, at about 44%. These estimates are calculated by WestPoint for the most recently published quarter based on United States government data (source: United States Census Bureau Current Industrial Report as available in February 2000), publicly available information about WestPoint's competitors and information in trade publications. In addition, according to this United States government data, each of these markets had over $1 billion in annual sales during each of the past five years.

           WestPoint manufactures and markets a broad range of bed and bath products, including:

         o        decorative sheets, accessories and towels;

         o        designer sheets, accessories and towels;

         o        blankets;

         o        private label sheets, accessories and towels;

         o        bedskirts, bedspreads, comforters and duvet covers;

         o        drapes and valances;

         o        throw pillows, bed pillows and mattress pads;

         o        shower curtains; and

         o        table covers.


           These products are made from a variety of fabrics, such as chambray, twill, sateen, flannel, linen, cotton and cotton blends, and are available in a wide assortment of colors and patterns. WestPoint has positioned itself as a single-source supplier to retailers of bed and bath products by offering a broad assortment of products across multiple price points. This product and price point breadth allows WestPoint to provide a comprehensive product offering for each major distribution channel.

           WestPoint's products are marketed under well-known and firmly established trademarks, brand names and private labels. WestPoint uses trademarks, brand names and private labels as merchandising tools to assist its customers in coordinating their product offerings and differentiating their products from those of their competitors. Trademarks for bed and bath home fashions products include GRAND PATRICIAN(R), MARTEX(R), PATRICIAN(R), UTICA(R), STEVENS(R), LADY PEPPERELL(R), LUXOR(R) and VELLUX(R). In addition, some home fashions products are manufactured and sold under licensing agreements for designer names that include, among others, Ralph Lauren Home Collection, Sanderson, Esprit, Joe Boxer, Glynda Turley and Serta Perfect Sleeper.

           For a more detailed description of WestPoint's business, please refer to WestPoint's Form 10-K. See "Where You Can Find More Information."

SHARE REPURCHASE PROGRAM

           During 1999, WestPoint purchased about 5.5 million shares under various stock repurchase programs at an average price of $23.13 per share. On January 18, 2000, the board of directors approved the purchase of up to 4 million additional shares of WestPoint's common stock, subject to debt limitations, which brings the total shares that have been approved for purchase to 27 million shares. At December 31, 1999, approximately 3.5 million shares, excluding the 4 million share increase announced in January 2000, remained to be purchased under these programs. The repurchased shares include open market purchases and private transactions. The repurchased shares are held in WestPoint's treasury for general corporate purposes.

MANAGEMENT AND ADDITIONAL INFORMATION

           Information relating to the identity and background of each of WestPoint's directors and executive officers, executive compensation, various benefits plans, including stock awards, certain relationships and related transactions, and other related matters as to WestPoint is set forth in the WestPoint's Annual Report on Form 10-K, for the year ended December 31, 1999, which is incorporated in this proxy statement by reference. See "Where You Can Find More Information."

                               PURCHASE OF SHARES

           The following table indicates, with respect to any purchases of WestPoint common stock made by WestPoint or any affiliate of WestPoint since January 1, 1998, the range of prices paid for the stock, the amount of shares purchased and the average purchase price for the shares for each quarterly period since January 1, 1998:

                                                                                                                      AVERAGE
                                                                     NUMBER OF SHARES                                 PURCHASE
               PURCHASER                     QUARTERLY PERIOD            PURCHASED            RANGE OF PRICES          PRICE
               ---------                     ----------------            ---------            ---------------          -----
WestPoint(1)                               1/1/98 - 3/31/98              1,318,800         $22.25 - $26.375            $23.92

WestPoint(1)                               4/1/98 - 6/30/98                891,500         $29.41 - $33.03             $31.75

WestPoint(1)                               7/1/98 - 9/30/98                986,300         $26.689 - $34.99            $31.90

WestPoint(1)                              10/1/98 - 12/31/98               640,100         $25.5625 - $29.5            $27.77

WestPoint(1)                               1/1/99 - 3/31/99              1,158,450         $23.9375 - $30.405          $27.33

WestPoint(1)                               4/1/99 - 6/30/99                167,500         $28.272 - $29.5612          $28.95

WestPoint(1)                               7/1/99 - 9/30/99              2,099,200         $23.1875 - 29.5779          $25.78

WestPoint(1)                              10/1/99 - 12/31/99             2,052,200         $15.4675 - $24.125          $17.57

WestPoint(1)                               1/1/00 - 3/31/00              3,573,200         $16.19 - $17.69             $17.13

Holcombe T. Green, Jr. (2)                 7/1/98 - 9/30/98                 15,020         $13.3125                    $13.3125

Holcombe T. Green, Jr. (2)                 1/1/00 - 3/31/00                384,980         $13.3125                    $13.3125

Joan E. Amberg(2)                          4/1/99 - 6/30/99                 17,933         $10.625 - $20.703           $15.664

John T. Toolan(2)                          7/1/98 - 9/30/98                 12,000         $7.50                       $7.50

Thomas J. Ward(2)                          7/1/98 - 9/30/98                 39,300         $6.25                       $6.25

Thomas J. Ward(2)                          4/1/99 - 6/30/99                 31,300         $6.25                       $6.25


(1) Represents purchases made by WestPoint under its board-approved share repurchase program.

(2) Represents purchases made pursuant to the exercise of options to purchase shares of WestPoint common stock.

Except as set forth in the table above, there have been no transactions by WestPoint and its affiliates in the common stock within the past 60 days.

                PENDING LITIGATION REGARDING THE RECAPITALIZATION

           On February 14, 2000, seven individual suits, entitled Matthew Lubrano v. WestPoint Stevens Inc., et al., Crandon Capital Partners v. Holcombe
T. Green, et al., John McMullen v. WestPoint Stevens Inc., et al., David Frankel
v. M. Katherine Dwyer, et al., Norman Geller v. WestPoint Stevens Inc., et al., Paul Green v. WestPoint Stevens Inc., et al., and Whitney Smith v. WestPoint Stevens Inc., et al. were filed against WestPoint and certain of its directors in the Court of Chancery of the State of Delaware in and for New Castle County. The plaintiffs in these cases allege, among other things, that the $21 offer in the proposed transaction announced on February 11, 2000, is unfair and inadequate; was not negotiated at arms length; that members of WestPoint's management, including certain defendants, violated their duty of fair dealing by timing the announced transaction to cap the market price for WestPoint's stock before the market reacted to the announcement of WestPoint's excellent results in 1999; and the management group with the acquiescence of WestPoint's Board of Directors will continue to breach their fiduciary duties owed to the plaintiffs unless injunctive relief is granted. Each of the complainants seek class action status, preliminary and permanent injunctive relief against the consummation of the announced transaction, to rescind the announced transaction if consummated or the award of an unspecified amount of class rescissory damages, an order for the defendants to account to the plaintiffs and other class members for all damages suffered as the result of alleged wrongdoing, costs, disbursements and attorneys' and experts' fees in an unspecified amount. WestPoint believes that the allegations contained in the complaints are without merit and intends to contest the action vigorously on behalf of itself and its directors.

                         SECURITY OWNERSHIP OF SPECIFIED
                        BENEFICIAL OWNERS AND MANAGEMENT

           The following table sets forth certain information as of February 11, 2000 (except as otherwise specified in the footnotes) about beneficial ownership of the common stock by (i) each person who is the beneficial owner of more than 5% of the outstanding common stock, (ii) all directors of WestPoint, (iii) the Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer, and (iv) all directors and executive officers as a group, based in each case on information furnished to WestPoint.

                                                                Amount and Nature of                      Percent
Name and Address of Beneficial Owner(1)                         Beneficial Ownership                      of Class
------------------------------------                            --------------------                      --------
Holcombe T. Green, Jr.....................................                18,216,667(2)                    36.15%
WPS Investors, L.P........................................                15,483,306(2)                    30.78%
Green Capital IV, L.P.....................................                   475,333(2)                      .94%
Green and Company, L.P....................................                   325,000(2)                      .65%
   3475 Piedmont Road, N.E. Suite 1600
   Atlanta, Georgia  30305
Hugh M. Chapman...........................................                    34,000(3)                     *
M. Katherine Dwyer........................................                    35,000(4)                     *
John G. Hudson............................................                    85,400(5)                     *
Gerald B. Mitchell........................................                    45,000(6)                     *
John F. Sorte.............................................                   135,000(7)                     *
Thomas J. Ward............................................                   525,842(8)                     1.03%
William F. Crumley........................................                   258,591(9)                     *
John T. Toolan............................................                   150,151(10)                    *
All Directors and Executive Officers as a group (10 persons)              19,855,230(11)                   38.73%


-------------------
*  Represents less than 1%

(1) The address of each person who is an officer or director of WestPoint is c/o WestPoint Stevens Inc., 507 West Tenth Street, West Point, Georgia 31833.

(2) As of February 11, 2000, Mr. Green possessed shared voting and investment power with respect to (i) 15,483,306 shares held directly by WPS Investors, L.P., of which HTG Corp., a company owned by him, is general partner; (ii) 475,333 shares held directly by Green Capital IV, L.P. of which HTG Corp., a company owned by him, is general partner;
         (iii) 325,000 shares held directly by Green & Company, L.P. of which HTG Corp., a company owned by him, is general partner; (iv) 232,500 shares held by Hall Family Investments, L.P., of which Mr. Green's wife is general partner and (v) 338 shares held in a non-employee compensation plan of which Mr. Green is trustee. In addition, the total amount for Mr. Green includes (x) 1,620,190 shares owned directly by Mr. Green and (y) 80,000 shares as to which Mr. Green holds currently exercisable options.

(3) Includes 4,000 shares held directly and 30,000 shares as to which Mr. Chapman holds currently exercisable options.

(4) Includes 35,000 shares as to which Ms. Dwyer holds currently exercisable options.

(5) Includes 20,000 shares held directly, 400 shares held by Mr. Hudson's daughter as custodian for a grandson and 65,000 shares as to which Mr. Hudson holds currently exercisable options. Mr. Hudson disclaims beneficial ownership of the 400 shares held by his daughter for his grandson.

(6) Includes 20,000 shares held directly and 25,000 shares as to which Mr. Mitchell holds currently exercisable options.

(7) Includes 70,000 shares held directly and 65,000 shares as to which Mr. Sorte holds currently exercisable options.

(8) Includes 116,092 shares held directly, 380,000 shares as to which Mr. Ward holds currently exercisable options and 29,750 shares held through the WestPoint's Retirement Savings Value Plan (referred to as the "Savings Plan").

(9) Includes 78,912 shares held directly, 29,000 shares held by Mr. Crumley's wife, 150,000 shares as to which Mr. Crumley holds currently exercisable options and 679 shares held through the Savings Plan. Mr. Crumley disclaims beneficial ownership of the 29,000 shares held by his wife.

(10) Includes 26,684 shares held directly, 119,208 shares as to which Mr. Toolan holds currently exercisable options and 4,259 shares held through the Savings Plan.

(11) Includes 2,079,781 shares held directly, 17,775,449 shares held indirectly, of which 35,364 shares are held through the Savings Plan, 953,208 shares as to which certain members of management hold currently exercisable options, and 220,000 shares as to which non-employee directors hold currently exercisable options. See footnotes 2-11.

                       WHERE YOU CAN FIND MORE INFORMATION

           WestPoint files annual, quarterly and other reports, proxy statements and other information with the Securities and Exchange Commission (referred to as the "SEC"). You may read and copy any reports, statements or other information that WestPoint files with the SEC at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public on the Internet site maintained by the SEC at http://www.sec.gov.

           You should rely only on the information contained or incorporated by reference in this proxy statement. WestPoint has not authorized anyone to provide you with information that is different from what is contained in this proxy statement. You should not assume that the information contained in this proxy statement is accurate as of any date other than its date.

           The SEC allows WestPoint to "incorporate by reference" information into this proxy statement, which means that WestPoint can disclose important information to you by referring you to another document filed separately with the SEC. This proxy statement incorporates by reference the documents set forth below that WestPoint has previously filed with the SEC. The following documents contain important information about WestPoint and its finances and should be reviewed carefully and fully

         o Annual Report on Form 10-K for the year ended December 31, 1999, filed with the Commission on March 29, 2000; and

         o Current Reports on Form 8-K (i) dated and filed with the Commission on February 15, 2000; and (ii) dated and filed with the Commission on March 27, 2000.

           All documents filed by WestPoint under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this proxy statement and before the date of the special meeting will be deemed to be incorporated by reference into this proxy statement from the date of that filing. Any statement contained in this proxy statement or in a document incorporated or deemed to be incorporated by reference into this proxy statement will be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in this proxy statement or in any other subsequently filed document that also is, or is deemed to be, incorporated into this proxy statement by reference modifies or supersedes that statement. Any statement so modified or superseded will not be deemed to constitute a part of this proxy statement except as so modified or superseded.

           Any documents filed by WestPoint with the SEC and incorporated by reference are available without charge upon written request to Christopher N. Zodrow, Secretary, WestPoint Stevens Inc., 507 West Tenth Street, West Point, Georgia 31833. Telephone requests may be directed to Mr. Zodrow at (706) 645-4000.

           If you would like to receive documents from WestPoint, please request them by __________, 2000, in order to receive them before the special meeting.

                         INDEPENDENT PUBLIC ACCOUNTANTS

           The consolidated financial statements of WestPoint at December 31, 1999, and December 31, 1998, and for each of the three years in the period ended December 31, 1999, included in WestPoint's annual report on Form 10-K for the year ended December 31, 1999, which is incorporated by reference into this proxy statement, have been audited by Ernst & Young LLP, independent accountants, as stated in their report to the financial statements.

           Representatives of Ernst & Young LLP are expected to be present at the special meeting. These representatives will be available to respond to appropriate questions.

                              STOCKHOLDER PROPOSALS

           WestPoint will hold its 2000 annual meeting of stockholders only if the recapitalization is not consummated. In the event that an annual meeting is held, any proposals of stockholders intended to be presented at the 2000 annual meeting of stockholders must be received by the Secretary of WestPoint no later than _________________, 2000, in order to be considered for inclusion in the 2000 annual meeting proxy materials.

                                  OTHER MATTERS

           As of the date of this proxy statement, the board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement. If any other matters to be voted upon properly come before the special meeting, or any adjournments or postponements of the special meeting, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies to vote the shares represented by those proxies as to any such matters.

                                     ANNEX A


                            PLAN OF RECAPITALIZATION

           PLAN OF RECAPITALIZATION, dated as of March 24, 2000 (the "Plan"), adopted by the Board of Directors of WestPoint Stevens Inc., a Delaware corporation (the "Corporation").

                                    RECITALS

           WHEREAS, the Board of Directors of the Corporation (the "Board of Directors") has reviewed and considered the financial presentation and written opinion of each of Merrill Lynch & Co. and Banc of America Securities LLC (collectively, the "Financial Advisors") to the effect that the Redemption Amount (as defined below) is fair as of the date of such opinions, from a financial point of view, to the stockholders of the Corporation (other than the Exchanging Stockholders (as defined below);

           WHEREAS, the Board of Directors has determined that the Plan is advisable and in the best interests of the holders of Common Stock, par value $.01 per share, of the Corporation (the "Shares"), other than the Exchanging Stockholders (as defined below);

           WHEREAS, the Board of Directors intends to submit the Plan to the holders of Shares for approval and recommends that such holders approve the Plan; and

           WHEREAS, in connection with the Plan, the Board of Directors approved and authorized the Corporation to permit certain holders of Shares who have executed, or prior to the filing of the First Charter Amendment (defined below) will execute, an agreement in favor of the Corporation pursuant to which each such holder agrees to exchange the Shares as to which such holder is the registered owner for shares of a series of preferred stock to be designated by the Board of Directors as the Series A Participating Preferred Stock, par value $.01 per share, of the Corporation (the "Series A Preferred Stock") (such exchange of shares hereinafter referred to as the "Stock Exchange"; and the holders making the Stock Exchange hereinafter referred to as the "Exchanging Stockholders"); and

           WHEREAS, the Corporation has received certain commitment letters relating to the debt and equity financing required to fund the Plan.

           NOW THEREFORE, the Board of Directors has adopted and approved the Plan, as follows:

                                   ARTICLE I
                    THE RECLASSIFICATION AND RELATED MATTERS

1.01       The Reclassification.

           (a) Subject to the terms and conditions of the Plan, at the Effective Time (as defined in Section 1.01(b) hereof), the capital stock of the Corporation will be reclassified (the "Reclassification") in accordance with
Section 1.02 hereof and the provisions of the General Corporation Law of the State of Delaware (the "GCL").

           (b) The Reclassification shall become effective upon the filing of a Certificate of Amendment to Certificate of Incorporation (substantially in the form of Exhibit B attached hereto) with the Secretary of State of Delaware (the "Second Charter Amendment") in accordance with the provisions of Section 242 of the GCL or at such subsequent time as shall be specified in the Second Charter Amendment. The Second Charter Amendment shall be filed at the time of the Closing (as defined in Section 1.06 hereof) following the filing of the First Charter Amendment (as defined in Section 2.01 hereof) and the consummation of the Stock Exchange. The date and time when the Reclassification shall become effective is hereinafter referred to as the "Effective Time."

1.02       Reclassification of the Corporation's Capital Stock.

           At the Effective Time:

           (a) Each Share then outstanding shall, without any action on the part of the holder thereof, be reclassified as, and converted into one validly issued, fully paid and nonassessable share of Series B Participating Preferred Stock, par value $.01 per share, of the Corporation (the "Series B Preferred Stock"), the terms of which are set forth in the First Charter Amendment.

           (b) Each share of Series A Preferred Stock then outstanding shall, without any action on the part of the holder thereof, be reclassified as, and converted into one validly issued, fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Corporation (the "New Shares").

1.03       Redemption of Series B Preferred Stock.

           Immediately following the Reclassification, the Corporation shall redeem (to the extent of funds legally available therefor) all outstanding shares of Series B Preferred Stock in accordance with their terms for $22.00 in cash for each share of Series B Preferred Stock (the "Redemption Amount").

1.04       Exchange.

           (a) Upon surrender in accordance with Section 1.05 hereof of a certificate or certificates formerly representing Shares, the holder thereof shall be entitled to receive in exchange for each Share formerly represented thereby in accordance with Sections 1.02(a) and 1.03 hereof, the Redemption Amount.

           (b) Upon surrender in accordance with Section 1.05 hereof of a certificate or certificates formerly representing shares of Series A Preferred Stock, the holder thereof shall be entitled to receive in exchange for each share of Series A Preferred Stock formerly represented thereby in accordance with Section 1.02(b) hereof a certificate or certificates representing the same number of New Shares.

           (c) The Redemption Amount to which former holders of Shares are entitled pursuant to this Plan, and the New Shares to which holders of shares of Series A Preferred Stock are entitled pursuant to this Plan, are hereinafter sometimes referred to as the "Reclassification Consideration." No interest shall be paid or accrued on any portion of the Reclassification Consideration payable upon the surrender of any Certificates as provided herein.

1.05       Payment.

           (a) Immediately prior to the Effective Time, the Board of Directors shall select a bank or trust company to act as paying agent (the "Paying Agent") for the payment of the Reclassification Consideration as set forth in this
Article I. Immediately after the Effective Time, the Corporation shall deposit or cause to be deposited with or for the account of the Paying Agent, (i) for the benefit of persons holding Shares immediately prior to the Effective Time, cash (in immediately available funds) in an aggregate amount equal to the product of the Redemption Amount and the number of Shares outstanding immediately prior to the Effective Time, and (ii) for the benefit of persons holding shares of Series A Preferred Stock immediately prior to the Effective Time, a certificate or certificates representing a number of New Shares equal to the number of shares of Series A Preferred Stock outstanding immediately prior to the Effective Time. The Reclassification Consideration shall not be used for any purpose other than as set forth in this Article I. The Paying Agent may invest the cash deposited with it in such manner as the Corporation directs in writing; provided that substantially all of such investments be in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest rating from either Moody's Investors Service, Inc. or Standard & Poor's Corporation, in certificates of deposit, bank repurchase agreements or bankers' acceptances of commercial banks with capital exceeding $1,000,000,000, or in money market funds which are invested solely in any of the foregoing (collectively, "Permitted Investments"); provided, further, that the maturities of Permitted Investments shall be such as to permit the Paying Agent to make prompt payment of such cash to the Corporation's former stockholders entitled thereto. Any and all interest earned on or resulting from, or other income produced by, Permitted Investments shall be payable to and turned over to the Corporation. The Corporation shall replace any monies lost through any investment made at its direction pursuant to this Section 1.05(a). Any portion of the Reclassification Consideration remaining with the Paying Agent on the 90th day after the date of the Effective Time shall be released and delivered by the Paying Agent to the Corporation, after which time persons entitled thereto may only look to the Corporation for payment thereof. Notwithstanding the foregoing, the Corporation shall not be liable to any holder of Shares or shares of any series of the Corporation's Preferred Stock for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by such holders three years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of the Corporation, free and clear of any claims or interest of any person previously entitled thereto.

           (b) As soon as practicable after the Effective Time, the Corporation shall cause the Paying Agent to mail a notice and letter of transmittal form (which shall specify that delivery shall be effectuated, and risk of loss and title to the Certificates (as defined below) shall pass only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as the Corporation may specify) to each holder of a certificate or certificates formerly representing Shares referred to in Section 1.04(a) or 1.04(b) hereof advising such holder of the effectiveness of the Reclassification and the procedure for surrendering to the Paying Agent such certificate or certificates for exchange into the Reclassification Consideration. Upon the surrender of the certificates described in this Section 1.05(b) (the "Certificates") to the Paying Agent together with and in accordance with the appropriate transmittal forms, the holder thereof shall be entitled to receive in exchange therefor, and the Paying Agent shall as promptly as practicable deliver to such holder, the Reclassification Consideration payable in respect of such Certificates. Until surrendered as contemplated by this Article I, each such Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender of the Certificates, the Reclassification Consideration.

           (c) If the Reclassification Consideration (or any portion thereof) is to be delivered to a person other than the person in whose name the Certificate(s) surrendered in exchange therefor are registered in the transfer records of the Corporation, it shall be a condition to such delivery that the Certificate(s) so surrendered shall be properly endorsed or accompanied by appropriate stock powers (and the signature thereto must be guaranteed) and otherwise in proper form for transfer, that such transfer otherwise be proper and that the person requesting such transfer pay to the Paying Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Paying Agent that such taxes have been paid or are not required to be paid.

           (d) If any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Corporation will deliver in exchange for such lost, stolen or destroyed Certificate, the Reclassification Consideration. When authorizing such delivery of the Reclassification Consideration, the Corporation may, in its discretion and as a condition precedent to the delivery thereof, require the owner of such lost, stolen or destroyed Certificate to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the Certificate alleged to have been lost, stolen or destroyed. The affidavit and any indemnity that may be required hereunder shall be delivered to the Paying Agent, who shall be responsible for making payment of the applicable Reclassification Consideration for such lost, stolen or destroyed Certificate(s) pursuant to the terms hereof.

           (e) The Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Plan to any holder of Certificates such amounts as the Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Corporation or the Paying Agent, such withheld amount shall be treated for all purposes of the Plan as having been paid to the holder of the Certificates in respect of which such deduction and withholding was made by the Corporation or the Paying Agent.

           (f) All Redemption Amounts paid upon the surrender of Certificates formerly representing the Shares in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the stock transfer books of the Corporation of such Shares which were immediately outstanding prior to the Effective Time. If after the Effective Time, the Certificates representing such Shares are presented to the Corporation for any reason, they shall be redeemed, canceled and exchanged as provided in this
Article I.

1.06       Closing.

           The closing of the transactions contemplated by this Plan (the "Closing") shall take place (a) at the offices of the Corporation, 1185 Avenue of the Americas, 13th Floor, New York, New York 10036, at 10:00 A.M., local time, on the later of (i) the day of the meeting of the Corporation's stockholders to be held for the purpose of voting on the adoption of this Plan or (ii) the day on which the last of the conditions set forth in Article III hereof is fulfilled or (subject to the applicable law) waived, or (b) at such other time and place and on such other date as the Board of Directors shall fix (the "Closing Date").

                                   ARTICLE II
   ADDITIONAL ACTIONS OF THE CORPORATION UNDER THIS PLAN OF RECAPITALIZATION

2.01       First Charter Amendment.

           At the time of the Closing and prior to the filing of the Second Charter Amendment, the Corporation shall file a Certificate of Amendment to Certificate of Incorporation (substantially in the form of Exhibit A attached hereto) with the Secretary of State of Delaware (the "First Charter Amendment"), which shall become effective in accordance with Section 242 of the GCL.

2.02       Options, Etc.

           The Board of Directors (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide that, upon the effectiveness of the First Charter Amendment, the vesting of all options to purchase Shares (each such option, a "Stock Option") outstanding under the Corporation's Omnibus Stock Incentive Plan, and any other stock option, shares of stock earned but not vested under the Corporation's 1995 Key Employee Stock Bonus Plan or other equity awards under any other compensation plan or arrangement of the Corporation or other agreement (collectively, the "Stock Plans"), shall be accelerated. Thereupon all Stock Options, notwithstanding any terms or conditions to the contrary, will become immediately exercisable. To the extent any Stock Option held by any person other than an Exchanging Stockholder is not exercised prior to the Effective Time, such Stock Option shall be canceled and thereafter represent the right to receive an amount in cash determined by multiplying (i) the excess, if any, of the Redemption Amount over the per share exercise price of such option by (ii) the number of Shares such holder could have purchased had such holder exercised such options in full immediately prior to the Effective Time, such amount, subject to any required withholding taxes. To the extent any Stock Option held by any Exchanging Stockholder is not exercised prior to the Effective Time, such Stock Option shall represent the right to purchase a number of New Shares equal to the number of Shares such Exchanging Stockholder was entitled to purchase under such Stock Option. Notwithstanding anything herein to the contrary, to the extent the exercise price of any Stock Option held by any person equals or exceeds the Redemption Amount, such Stock Option shall be canceled without any payment required thereunder. The Corporation shall use its best efforts to take such action as is necessary to effect the provisions of this Section 2.02 and to obtain all necessary consents or acknowledgments of the holders of Stock Options to the cancellation of all such options as provided hereinabove. Upon the effectiveness of the First Charter Amendment, those Shares covered by bonus awards where vesting was accelerated by virtue of this Section 2.02 will be delivered and, unless exchanged for shares of Series A Preferred Stock, shall be treated as outstanding Shares subject to the terms of the Plan.

2.03       Stock Exchange.

           The Corporation shall effect the Stock Exchange subsequent to the effectiveness of the First Charter Amendment and prior to the filing of the Second Charter Amendment.

2.04       Other Actions.

           The Corporation shall use its reasonable best efforts to take such other actions as it, in its sole discretion, deems necessary or advisable (including the amendment or repayment of any indebtedness or issuance of other securities of the Corporation and the amendment of any of the Corporation's existing employee benefit plans) in connection with the consummation of the Plan and the transactions contemplated hereby.

                                  ARTICLE III
                              CONDITIONS PRECEDENT

3.01       Conditions Precedent to Consummation of the Recapitalization.

           The consummation of the transactions contemplated by the Plan (collectively, the "Recapitalization") is subject to the satisfaction or (subject to applicable law) waiver by the Board of Directors at or prior to the Closing Date of each of the following conditions:

           (a) Approval of Stockholders.

           The approval of the Plan and all actions contemplated by the Plan (including the First Charter Amendment and the Second Charter Amendment) that require the approval of the Corporation's stockholders shall have been obtained in accordance with the GCL and the Corporation's Certificate of Incorporation. Further, the Corporation shall have obtained the affirmative vote of the holders of sixty percent (60%) of the issued and outstanding Shares held by the Disinterested Stockholders voting in person or by proxy at the stockholders' meeting to adopt this Plan and the transactions contemplated hereby. For purposes of the Plan, the term "Disinterested Stockholders" means all the stockholders of the Corporation other than the Exchanging Stockholders or any Affiliates thereof. For purposes of this Plan, the term "Affiliate" of a Person means a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person, and with respect to a natural person shall include any child, stepchild, grandchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and shall include adoptive relationships. "Control" (including the terms "controlled," "controlled by" and "under common control with") means the possession, directly or indirectly or as a trustee of a Person, of the power to direct or cause the direction of the management or policies of a Person, whether through executor, or otherwise. The term "Person" means any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Entity (as defined below) or other entity.

           (b) Financing.

           The Corporation shall have entered into, at or prior to the time of the mailing of the Proxy Statement (as defined in Section 3.01(g) below), definitive agreements upon terms and conditions satisfactory to the Board of Directors entitling the Corporation to receive, and the Corporation shall have received, at or prior to the Effective Time, cash proceeds (the "Financing") in an aggregate amount sufficient to pay the aggregate amount of the cash portion of the Reclassification Consideration as contemplated by Article I and other cash payments contemplated by the Plan and the transactions contemplated hereby; to refinance any indebtedness or other obligations of the Corporation, the payment of which may be accelerated by virtue of the consummation of this Plan or any of the transactions contemplated hereby; to pay all fees and expenses in connection with the Recapitalization; and to provide sufficient funds to satisfy the Corporation's working capital requirements; and all conditions to the availability of funds under such agreements shall have been satisfied or waived.

           (c) Receipt of Licenses, Permits and Consents.

           The Corporation shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Corporation and its subsidiaries as are necessary for consummation of the Recapitalization have been obtained and are in full force and effect (other than those which, if not obtained, would not have a material adverse effect on (i) the Recapitalization, (ii) the financial condition, results of operations or businesses of the Corporation and its subsidiaries taken as a whole or (iii) the continuation of the operations and businesses of the Corporation and its subsidiaries after the consummation of the Recapitalization).

           (d) Injunction.

           No restraining order or injunction issued by any court of competent jurisdiction shall be in effect prohibiting the consummation of this Plan or any of the transactions contemplated hereby.

           (e) Actions, Proceedings, Certifications and Opinions.

           All actions, proceedings, instruments and documents required to carry out the transactions contemplated by, or incidental to, the Plan and all other related legal matters shall have been satisfactory to the Corporation. Without limiting the foregoing, the Corporation shall have received (i) such certifications, representations and agreements from the Exchanging Stockholders and the parties providing the equity component of the Financing and (ii) such opinions and/or advice of counsel to the Corporation, in each case as the Board of Directors shall have requested.

           (f) Valuation Report.

           The Board of Directors shall have received from an independent valuation firm selected by the Board of Directors a written valuation or other report with respect to the Corporation's assets and liabilities in form and substance satisfactory to the Board of Directors and such other information, opinions, reports or statements as the Board of Directors shall require supporting the conclusions and shall have concluded that as of and immediately after the Effective Time, after giving effect to any changes in the assets and liabilities of the Corporation as a result of this Plan and after giving effect to the financing necessary to consummate the Plan and the transactions contemplated hereby and to pay related fees and expenses, the Corporation will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), (ii) have unreasonably small capital with which to engage in its business, (iii) have incurred debts beyond its ability to pay as they become due, or (iv) be without a sufficient surplus (net assets minus capital) to consummate the Reclassification and the redemption of the Series B Preferred Stock without violation of Section 160 of the GCL.

           (g) Fairness Opinion.

           The Board of Directors shall have received on or prior to the submission of the Plan to the stockholders of the Corporation for their approval, the written opinion of each of the Financial Advisors, or such other nationally recognized investment banking firm as the Board of Directors may designate, in form and substance satisfactory to the Board of Directors, to the effect that, as of on or about the date of the proxy statement delivered to holders of Shares in connection with seeking to obtain stockholder approval of the Plan (the "Proxy Statement"), the Redemption Amount deliverable to holders of Shares (other than the Exchanging Stockholders) pursuant to this Plan is fair, from a financial point of view, to such holders.

           (h) HSR and Other Approvals.

           The applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with respect to the actions contemplated by the Plan shall have expired or been terminated and all other material authorizations, consents, orders or approvals of, or regulations, declarations or filings with, or expirations of applicable waiting periods imposed by, any Governmental Entity (including, without limitation, any foreign antitrust filing) necessary for the consummation of the transactions contemplated hereby, shall have been obtained or filed or shall have occurred. The term "Governmental Entity" means any court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or administrative agency or commission, whether federal, state, local or foreign.

                                   ARTICLE IV
                                  MISCELLANEOUS

4.01       Termination and Abandonment.

           The Plan may be terminated and the transactions contemplated hereby may be abandoned by the Board of Directors at any time prior to the consummation of the Stock Exchange (which shall occur on the Closing Date only after the satisfaction or (subject to applicable law) waiver of the conditions set forth in Section 3.01 of the Plan), notwithstanding approval thereof by the stockholders of the Corporation.

4.02       Amendment and Modification.

           Subject to applicable law, the provisions of the Plan (including the exhibits attached hereto) may be amended or waived in any respect by the Board of Directors at any time prior to the consummation of the Stock Exchange; provided that after the approval of this Plan by the stockholders of the Corporation, no such amendment or waiver shall, without the further approval of such stockholders (x) modify the First Charter Amendment or Second Charter Amendment, or (y) change the kind or reduce the amount of the Reclassification Consideration to be delivered in respect of each Share and each share of Series A Preferred Stock pursuant to Sections 1.02(a), 1.02(b) and 1.03 hereof. The good faith determination by the Board of Directors that an amendment to the Plan complies with this Section 4.02 shall be conclusive on all holders of Shares or shares of any series of Preferred Stock.

                                                                  EXHIBIT A
                                                                      TO
                                                                   PLAN OF
                                                               RECAPITALIZATION

                           CERTIFICATE OF AMENDMENT TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                             WESTPOINT STEVENS INC.

           I, Holcombe T. Green, Jr., Chairman of the Board of Directors and Chief Executive Officer of WestPoint Stevens Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "GCL"), in accordance with the provisions of Section 242 thereof, DO HEREBY CERTIFY:

           That the following amendment was adopted in accordance with the provisions of Sections 242 of the GCL:

           Article FOURTH is amended by deleting said Article in its entirety and substituting the following in lieu thereof:

                     FOURTH: (a) Authorized Capital Stock. The Company is authorized to issue two classes of capital stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of capital stock that the Company is authorized to issue is three hundred million (300,000,000), two hundred million (200,000,000) shares of which shall be Common Stock (the "Common Stock"), and one hundred million (100,000,000) shares of which shall be Preferred Stock (the "Preferred Stock,"). The Common Stock shall have a par value of one cent ($.01) per share and the Preferred Stock shall have a par value of one cent ($.01) per share. Twenty-two million (22,000,000) of the authorized shares of Preferred Stock are hereby designated "Series A Participating Preferred Stock" (the "Series A Preferred Stock"), and twenty-eight million (28,000,000) shares of Preferred Stock are hereby designated "Series B Participating Preferred Stock" (the "Series B Preferred Stock").

                     (b) Participating Preferred Stock. The rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred Stock and the Series B Preferred Stock (collectively the "Participating Preferred Stock") are as follows:

                     (1) Dividends and Distributions.

                     (A) Subject to the prior and superior rights of the holders of shares of any series of preferred stock of the Corporation ranking prior and superior to the shares of the Participating Preferred Stock, in preference to the holders of Common Stock and of any other junior stock of the Corporation, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable on March 31, June 30, September 30 and December 31 of each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share of the Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (1) $0.02 per quarter or (2) (subject to adjustment as hereinafter set forth) the aggregate per share amount of all cash dividends, non-cash dividends or other distributions, if any, on shares of the Common Stock other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of such series of the Preferred Stock. In the event the Corporation shall, at any time after the Effective Time as defined in the Corporation's Plan of Recapitalization dated as of March 24, 2000 (the "Plan"), declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of the Participating Preferred Stock were entitled immediately prior to such event pursuant to clause (2) of the immediately preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator off which is the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                     (B) The Corporation shall declare a dividend or distribution on the Participating Preferred Stock as provided in paragraph (A) of this Section (1) immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date (or, with respect to the first Quarterly Dividend Payment Date, the period between the first issuance of any share or fraction of a share of the Preferred Stock and such first Quarterly Dividend Payment Date), a dividend of $.02 per share on the Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

                     (C) Dividends shall begin to accrue and be cumulative on outstanding shares of the Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of the Participating Preferred Stock, unless the date of issue of such shares is on or prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on shares of the Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all shares of the Participating Preferred Stock at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of the Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall not be more than 60 days prior to the date fixed for the payment thereof.

                     (2) Voting Rights. The holders of shares of the Participating Preferred Stock shall have the following voting rights:

                     (A) Subject to the provision for adjustment hereinafter set forth, each share of Participating Preferred Stock shall entitle the holder thereof to one vote on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                     (B) Except as otherwise provided herein or by law, the holders of shares of Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

                     (C) Except as set forth herein, holders of Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

                     (3) Certain Restrictions.

                     (A) Whenever quarterly dividends or other dividends or distributions payable on the Participating Preferred Stock as provided in Section (1) are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on outstanding shares of the Participating Preferred Stock shall have been paid in full, the Corporation shall not:

                     (i) declare or pay dividends on, or make any other distributions on, any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Participating Preferred Stock;

                     (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Participating Preferred Stock, except dividends paid ratably on shares of the Participating Preferred Stock and all other stock ranking on a parity therewith on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                     (iii) redeem, purchase or otherwise acquire for value any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Participating Preferred Stock provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (as to dividends and upon dissolution, liquidation or winding up) to the Participating Preferred Stock; or

                     (iv) purchase or otherwise acquire for value any shares of stock ranking on a parity with the Participating Preferred Stock except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares (including the Participating Preferred Stock) upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

                     (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for value any shares of the capital stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 3, purchase or otherwise acquire such shares at such time and in such manner.

                     (4) Reacquired Shares. Any shares of Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever (including by redemption or reclassification) shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their retirement become authorized but unissued shares of preferred stock without designation as to series and may be reissued as part of a new series of preferred stock to be created by resolution or resolutions of the Board of Directors or as otherwise permitted under the GCL.

                     (5) Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Participating Preferred Stock unless, prior thereto, the holders of shares of Participating Preferred Stock shall have received $22.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Participating Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, not less than the aggregate amount to be distributed per share to holders of Common Stock, or (2) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Participating Preferred Stock, except distributions made ratably on the Participating Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (be reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Participating Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                     (6) Consolidation or Merger. In case the Corporation shall enter into any consolidation or merger in which the shares of Common Stock are exchanged for or changed into other securities and/or cash or any other property, then in any such case the shares of Participating Preferred Stock then outstanding shall at the same time be similarly exchanged for or changed into an amount per share (subject to the provision for adjustment hereinafter set forth) equal to the aggregate amount of securities and/or cash or any other property, as the case may be, for which or into which each share of Common Stock is exchanged or changed. In the event the Corporation shall at any time after the Effective Time (as defined in the Plan) declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                     (7) Rank. The Participating Preferred Stock shall rank pari passu with any other series of Preferred Stock and shall rank senior to the Common Stock, in each case as to payment of dividends and distribution of assets upon liquidation, dissolution or winding up.

                     (8) Redemption. Each outstanding share of Series B Preferred Stock may be redeemed at the option only of the Corporation in whole, but not in part, at any time, without notice, at a redemption price (the "Redemption Price") of $22.00 in cash. At the time of redemption specified in the resolution of the Board of Directors authorizing such redemption, the rights of the holders of the Series B Preferred Stock redeemed shall cease, except for the right to receive the Redemption Price, without interest. Notwithstanding any provision contained herein to the contrary, no accrued dividends will be paid on the shares of Series B Preferred Stock upon redemption.

                     (c) Blank Check Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, within the limitations and restrictions stated in this Certificate of Incorporation, to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series. The authority of the Board of Directors with respect to each such series will include, without limiting the generality of the foregoing, the determination of any or all of the following:

                     (1) The number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

                     (2) Whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

                     (3) The right or obligation, if any, of the Company to redeem shares of the particular series of Preferred Stock and, if redeemable, the price, terms, conditions and manner of such redemption;

                     (4) The special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of such series of Preferred Stock shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of the Company or in the event of any merger or consolidation of or sale of assets by the Company;

                     (5) The right, if any, of the holders of such series of Preferred Stock to convert the same into, or exchange the same for, shares of any other class or series of stock of the Company, and the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

                     (6) The terms of any sinking fund or redemption or repurchase or purchase account, if any; the obligation, if any, of the Company to retire, redeem, repurchase or purchase shares of such series pursuant to such fund or account; and the terms and conditions of such obligation;

                     (7) The voting powers, if any, and whether such voting powers are full or limited in such series;

                     (8) Limitations, if any, on the issuance of additional shares of such series or any shares of any other class or series of stock of the Company or other entity; and

                     (9) Such other preferences, powers, and special, participating, optional, relative or other rights, and the qualifications, limitations and restrictions thereof, as the Board of Directors shall determine; all as may be determined from time to time by the Board and stated in the resolution or resolutions providing for the issuance of such Preferred Stock (collectively, a "Preferred Stock Designation").

                     (d) Common Stock. The holders of the Common Stock will be entitled to one vote on each matter submitted to a vote at a meeting of stockholders for each share of Common Stock held of record by such holder as of the record date for such meeting and shall be entitled to all other statutory rights as provided for by law under the GCL.


           IN WITNESS WHEREOF, Holcombe T. Green, Jr., the Chairman of the Board and Chief Executive Officer of the Corporation, has signed this Certificate of Amendment to Certificate of Incorporation this _____ day of ____________, 2000.



                                             WESTPOINT STEVENS INC.

                                             By: Holcombe T. Green, Jr.
                                             Chairman of the Board and
                                              Chief Executive Officer

                                                                  EXHIBIT B
                                                                     TO
                                                                   PLAN OF
                                                               RECAPITALIZATION

                           CERTIFICATE OF AMENDMENT TO
                         CERTIFICATE OF INCORPORATION OF
                             WESTPOINT STEVENS INC.

           I, Holcombe T. Green, Jr., Chairman of the Board of Directors and Chief Executive Officer of WestPoint Stevens Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "GCL"), in accordance with the provisions of Section 242 thereof, DO HEREBY CERTIFY:

           That the following amendment was adopted in accordance with the provisions of Section 242 of the GCL:

           Article FOURTH is amended by adding the following at the end thereof:

                     (e) Reclassification. Effective upon the filing with the Secretary of the State of the State of Delaware of the Certificate of Amendment to Certificate of Incorporation, including this paragraph
           (e): (i) each outstanding share of Common Stock, par value $.01 per share, of the Corporation shall, without any action on the part of the holder thereof, be reclassified as, and converted into, one validly issued, fully paid and nonassessable share of Series B Participating Preferred Stock, par value $.01 per share, of the Corporation, and (ii) each share of Series A Participating Preferred Stock, par value $.01 per share, of the Corporation shall, without any action on the part of the holder thereof, be reclassified as, and converted into one validly issued, fully paid and nonassessable share of Common Stock, par value $.01 per share of the Corporation.

           IN WITNESS WHEREOF, Holcombe T. Green, Jr., the Chairman of the Board of Directors and Chief Executive Officer of the Corporation, has signed this Certificate of Amendment to Certificate of Incorporation this _____ day of ____________, 2000.

                                             WESTPOINT STEVENS INC.

                                             By:  Holcombe T. Green, Jr.
                                             Chairman of the Board and
                                              Chief Executive Officer

                                    ANNEX B-1

                   [FORM OF FAIRNESS OPINION OF MERRILL LYNCH]



                                ________ __, 2000

The Board of Directors
WestPoint Stevens Inc.
507 West Tenth Street
West Point, GA 31833

Members of the Board:

           WestPoint Stevens Inc. (the "Company") has adopted a Plan of Recapitalization dated as of March 24, 2000 (the "Plan") pursuant to which the capital stock of the Company will be reclassified (the "Reclassification") and each outstanding share of the Company's common stock, par value $0.01 per share (the "Shares"), will be reclassified as and converted into one share of Series B Participating Preferred Stock, par value $0.01 per share, of the Company (the "Series B Preferred Stock"). Promptly following the Reclassification, the Company will redeem all outstanding shares of Series B Preferred Stock on the basis of one share of Series B Preferred Stock for $22.00 in cash (the "Redemption Amount"). In addition, prior to the Reclassification, the Shares held by certain holders (the "Exchanging Stockholders") will be exchanged for shares of Series A Participating Preferred Stock, par value $0.01 per share, of the Company (the "Series A Preferred Stock"). Pursuant to the Reclassification, each outstanding share of Series A Preferred Stock, par value $0.01 per share, of the Company will be reclassified as and converted into one share of common stock, par value $0.01 per share of the Company (the "New Shares").

           You have asked us whether, in our opinion, the Redemption Amount is fair from a financial point of view to the holders of the Shares, other than the Exchanging Stockholders.

           In arriving at the opinion set forth below, we have, among other things:

            (1) reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

            (2) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company, furnished to us by the Company;

            (3) conducted discussions with members of senior management of the Company concerning the matters described in clauses 1 and 2 above;

            (4) reviewed the historical market prices and trading activity for the Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;


                                     B-1-1

            (5) reviewed the results of operations of the Company and compared them with those of certain companies that we deemed to be relevant;

            (6) compared the proposed financial terms of the Reclassification with the financial terms of certain other transactions that we deemed to be relevant;

            (7) participated in certain discussions and negotiations among various representatives of the Company and its management, including their advisors;

            (8)   reviewed the Plan; and

            (9) reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

           In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. With respect to the financial forecasts furnished to or discussed with us by the Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's management as to the expected future financial performance of the Company. Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof.

           In connection with the preparation of our opinion dated March 24, 2000, we solicited third-party indications of interest for the acquisition of the Company. We have not been asked to consider, and our opinion does not in any manner address, the value of the New Shares to be held by the Exchanging Stockholders following the Reclassification.

           We are acting as financial advisor to the Company in connection with the Reclassification and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Reclassification. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement.

           We have, in the past, provided financial advisory and financing services to the Company and have received fees for the rendering of such services. In the ordinary course of our business, we may actively trade shares of the Company's common stock and debt securities for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

           This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Reclassification and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the Reclassification.


                                     B-1-2

           On the basis of, and subject to the foregoing, we are of the opinion that, as of the date hereof, the Redemption Amount is fair from a financial point of view to the holders of the Shares, other than the Exchanging Stockholders.

                                                      Very truly yours,
















                                     B-1-3

                                    ANNEX B-2

            [FORM OF FAIRNESS OPINION OF BANC OF AMERICA SECURITIES]




                               _____________, 2000

Board of Directors
WestPoint Stevens Inc.
1185 Avenue of the Americas
New York, New York 10036

Members of the Board of Directors:


           You have requested our opinion as to the fairness from a financial point of view to the stockholders of WestPoint Stevens Inc. (the "Company"), other than the Exchanging Stockholders (as defined in the Plan (as defined below)), of the Redemption Amount (as defined below) proposed to be received by such stockholders in connection with the proposed recapitalization (the "Recapitalization") of the Company. Pursuant to the terms of the Plan of Recapitalization dated as of March 24, 2000, including the certificates of amendment to certificate of incorporation of the Company attached as exhibits thereto (the "Plan"), the Exchanging Stockholders will exchange their shares of common stock, par value $0.01 per share, of the Company (the "Shares") indirectly into New Shares (as defined in the Plan) of the Company and each remaining Share outstanding and not held by the Exchanging Stockholders will be reclassified as, and converted into, one share of Series B Participating Preferred Stock, par value $0.01 per share, of the Company (the "Series B Preferred Stock"), and each share of Series B Preferred Stock will thereafter be promptly redeemed for $22.00 in cash (the "Redemption Amount"). The terms and conditions of the Recapitalization are more fully set out in the Plan.

           For purposes of the opinion set forth herein, we have:

           (i) reviewed certain publicly available financial statements and other business and financial information of the Company;

           (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company;

           (iii) analyzed, including by performing discounted cash flow analysis, certain financial forecasts prepared by the management of the Company;

           (iv) discussed the past and current operations, financial condition and prospects of the Company with senior executives of the Company;

           (v) reviewed the reported prices and trading activity for the Shares;


                                     B-2-1

           (vi) compared the financial performance of the Company and the prices and trading activity of the Shares with that of certain other publicly traded companies we deemed relevant;

           (vii) compared certain financial terms of the Recapitalization to financial terms, to the extent publicly available, of certain other business combination transactions we deemed relevant;

           (viii) reviewed the projected capital structure of the Company following the Recapitalization and the forecasts prepared by the management of the Company of the future financial performance of the Company under such capital structure;

           (ix) participated in discussions among representatives of the Company and the Exchanging Stockholders and their legal advisors;

           (x) reviewed the Plan and certain related documents;

           (xi) reviewed the financing commitment from First Union National Bank and First Union Securities, Inc. for $1,100,000,000 of bank credit facilities and $50,000,000 of the $125,000,000 of redeemable senior preferred stock;

           (xii) reviewed the equity commitment of GSC Partners and its affiliates;

           (xiii) reviewed the terms of the Company's 7-7/8% Senior Notes due 2005 and the 7-7/8% Senior Notes due 2008; and

           (xiv) performed such other analyses and considered such other factors as we have deemed appropriate.

           We have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by us for the purposes of this opinion. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future financial performance of the Company. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals.

           We were not requested to and did not provide advice concerning the structure, the specific amount of the consideration, or any other aspects of the transactions contemplated by the Plan (the "Transactions"), or to provide services other than the delivery of this opinion. We understand that Merrill Lynch & Co., Inc., which is also acting as an advisor to the Board of Directors, solicited expressions of interest from a range of interested parties with respect to the sale of the Company. We were not requested to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction. We did not participate in negotiations with respect to the terms of the Transactions. Consequently, no opinion is expressed as to whether any alternative transaction might produce consideration for the Company's stockholders in an amount in excess of that contemplated in the Recapitalization.

           We will receive a fee for our services in connection with the Transaction, which is contingent upon the consummation of the Recapitalization. Banc of America Securities LLC or its affiliates are currently providing financial advisory and financing services for the Company and the Chairman of


                                     B-2-2
the Company, who is an Exchanging Stockholder, and have received fees for the rendering of these services. In the past, Banc of America Securities LLC or its affiliates have provided financial advisory and financing services for the Company including, but not limited to, serving as administrative agent on the Company's syndicated senior revolving facility; co-managing the offering of the Company's 7-7/8% Senior Notes due 2005 and 7-7/8% Senior Notes due 2008; acting as co-advisor for the Company's accounts receivable securitization; and providing treasury management, foreign exchange and leasing services. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company for our own account or for the accounts of customers and, accordingly, we or our affiliates may at any time hold long or short positions in such securities.

           It is understood that this letter is for the benefit and use of the Board of Directors (excluding any members thereof who are Exchanging Stockholders) of the Company in connection with and for purposes of its evaluation of the Recapitalization and is not on behalf of, and shall not confer rights or remedies upon, any person other than the Board of Directors. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance. However, this opinion may be included in its entirety in any filing made by the Company in respect of the Recapitalization with the Securities and Exchange Commission, so long as this opinion is reproduced in such filing in full and any description of or reference to us or summary of this opinion and the related analysis in such filing is in a form acceptable to us and our counsel. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion. In addition, we express no opinion or recommendation as to how the stockholders of the Company should vote at the stockholders' meeting held in connection with the Recapitalization.

           Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Redemption Amount to be received by the Company's stockholders, other than the Exchanging Stockholders, in the proposed Recapitalization is fair from a financial point of view to the Company's stockholders, other than the Exchanging Stockholders.


                                                     Very truly yours,





                                     B-2-3

                                     ANNEX C

                             EXCHANGING STOCKHOLDERS



WPS Investors, L.P.
Holcombe T. Green, Jr.
Green Capital IV, L.P.
Hall Family Investments, L.P.
Northeast Investors Trust
Northeast Investment Management Inc.
Thomas J. Ward
Jack Toolan
Joan Amberg
David C. Meek

                                     ANNEX D


                             WESTPOINT STEVENS INC.
                         SPECIAL MEETING OF STOCKHOLDERS
                              ______________, 2000
                 PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS


           The undersigned stockholder of WestPoint Stevens Inc., a Delaware corporation (the "Company"), hereby appoints ________________________ and _________________________, and each of them, with full power of substitution and revocation, as proxies to represent the undersigned at the Special Meeting of Stockholders of the Company to be held at the Company's New York offices, 1185 Avenue of the Americas (13th floor), New York, New York on ___________________________________ at 10:00 a.m., Eastern Daylight Time, and at
any and all adjournments thereof, and thereat to vote all shares of the Company which the undersigned would be entitled to vote, with all powers the undersigned would possess if personally present in accordance with the instructions on the reverse side of this proxy.

           WHEN THIS PROXY IS PROPERLY EXECUTED, THE SHARES REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE APPROVAL OF THE PLAN OF RECAPITALIZATION AND, IN THE DISCRETION OF THE PROXIES, WITH RESPECT TO ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING AND ANY AND ALL ADJOURNMENTS THEREOF. THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE ACCOMPANYING NOTICE OF SPECIAL MEETING AND PROXY STATEMENT.



         (CONTINUED, AND TO BE SIGNED AND DATED ON THE REVERSE SIDE.)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL ITEMS.
                                         ---

Please mark boxes [/] or |X| in blue or black ink.


1.       With respect to the proposal to approve the Plan of Recapitalization.

                       FOR [ ]    AGAINST [ ]    ABSTAIN [ ]


2. In their discretion, on such other matters as may properly come before the meeting and any and all adjournments thereof.


                                    Please sign exactly as name or names appear on this proxy. If stock is held jointly, each holder should sign. If signing as attorney, trustee, executor, administrator, custodian, guardian or corporate officer, please give full title.

                                    Dated:_______________, 2000



                                    --------------------------------------------
                                             Signature



                                    --------------------------------------------
                                             Signature


   Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.












                                      D-2